As filed with the Securities and Exchange Commission on January 14, 2000
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                            Nugget Exploration, Inc.
                 (Name of small business issuer in our charter)
                              --------------------

        Nevada                       7370                    83-0250943
        ------                       ----                    ----------

    (State of jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)
                              --------------------
                              2051 Springdale Road
                          Cherry Hill, New Jersey 08003

                                 (800) 204-1902

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Dr. Leonard Vernon, President
                              2051 Springdale Road
                          Cherry Hill, New Jersey 08003
                                 (800) 204-1902

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and name,
               address and telephone number of agent for service)

                          Copies of Communications to:
                             Kevin S. Woltjen, P.C.
                          900 Jackson Street, Suite 600
                               Dallas, Texas 75202
                             Telephone: 214-712-5673
                             Facsimile: 214-712-5674

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                          CALCULATION OF REGISTRATION FEE

Title of each class of securities             Amount of                Proposed                   Amount of
to be registered                              securities to be         maximum                    registration
                                              registered               aggregate                  fee
                                                                       offering price
--------------------------------------------  -----------------------  -------------------------  ----------------------
Common Stock, par value                       1,514,500 (1)            $4.00 (2)                  $1,600
$0.01, per share
============================================  =======================  =========================  ======================

(1) All of the shares of common stock being registered hereby are being offered by selling stockholders who acquired such shares in private transactions. No other shares of the registrant's common stock are being registered in this offering.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for purposes of computing the amount of the registration fee. The fee for the common stock was based on the average of the bid and ask price of the common stock reported on the Over-the-Counter (OTC) Bulletin Board on January 7, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION DATED JANUARY 13, 2000
                                   Prospectus

                                1,514,500 SHARES

                            NUGGET EXPLORATION, INC.

                                  COMMON STOCK

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling stockholders are offering to sell 1,514,500 shares of common stock.

We will not receive any proceeds from the offering of common stock. Because 989,500 shares offered hereby are issuable upon exercise of our options and warrants, we will receive approximately $1,387,000 if all of the warrants and options are exercised. These proceeds will be used for our general corporate purposes.

Our common stock is traded and quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol "NUGT." On January 7, 2000, the last reported bid price of our common stock was $4.00 and the last reported ask price of our common stock was $5.00.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 6.

The date of this prospectus is January 13, 2000.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................5

RISK FACTORS...................................................................6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS ............................19

USE OF PROCEEDS...............................................................20

MARKET PRICE FOR OUR COMMON STOCK.............................................20

DIVIDENDS.....................................................................21

BUSINESS......................................................................22

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION.................26

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
     FINANCIAL DISCLOSURE.....................................................35

PROPERTY......................................................................36

MANAGEMENT....................................................................36

EXECUTIVE COMPENSATION........................................................37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................38

PRINCIPAL STOCKHOLDERS........................................................39

SELLING STOCKHOLDERS..........................................................40

PLAN OF DISTRIBUTION..........................................................43

DESCRIPTION OF SECURITIES.....................................................44

FINANCIAL STATEMENTS..........................................................46

                               PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors beginning on page 6 and our financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Except as otherwise required by the context, references in this prospectus to "we," "our" and "us" refer to Nugget Exploration, Inc. and our wholly owned subsidiary, GoHealth.MD, Inc., and not to the selling stockholders. Our operations are conducted through our wholly owned subsidiary, GoHealth.MD, Inc.

                                ABOUT OUR COMPANY

We operate an Internet informational site, located at www.Healthmall.com., relating to health and medicine, and we also sell Internet domain names with a ".MD" extension, at our site www.GoHealth.MD.

By developing Healthmall.com into a leading Internet resource dedicated to the use of herbs and vitamins as well as information for alternative health care providers, such as chiropractors and naturopathic physicians, we believe we will be able to generate substantial advertising revenues. We have entered into, and intend to continue to enter into new distribution and business relationships with entities that have significant reach on the Internet and are in similar fields, such as pharmacy chains, Internet access providers and portals, as well as other traditional media to build the Healthmall.com brand and drive traffic to the site.

We also sell and host .MD domain names directly from our Internet website, located at www.GoHealth.MD. We sell such names through an agreement we have with Domain Name Trust, located in Florida, which has an exclusive contract with the country of Moldova, which was assigned a monopoly over the ".MD" top-level domain extension. We believe that .MD is a new type of website address which is a natural and intuitive address for physicians and those whose personal or corporate initials involve the letters M and D, those residing in the state of Maryland, and those whose title (i.e., managing director) involves the letters M and D.

Our executive offices are located at 2051 Springdale Road, Cherry Hill, New Jersey 08003, and our telephone number is 800-204-1902.

                             SUMMARY FINANCIAL DATA

This summary financial data for the fiscal years ended May 31, 1999 and 1998 is derived solely from our audited financial statements as we existed prior to the merger with GoHealth. The pro forma consolidated financial data as of September 30, 1999, presents the pro forma position of the merged entities as if the merger had occurred on that date along with the assumptions included within the pro forma financial statements included elsewhere. The pro forma consolidated operating data assumes the merger occurred at the beginning of the period presented. GoHealth commenced operations on February 23, 1999 and its operations include theperiod ending September 30, 1999. The pro forma consolidated operating data include our operations for the three months ended August 31, 1999. You should read the following summary financial data in conjunction with the financial statements and notes to those statements.

                                 Nugget            Nugget           Consolidated
                                 Year ended        Year ended       Pro Forma
                                 5-31-99           5-31-98          9-30-99
Statement of Operations Data
Revenues                         $         0       $         0      $       948
Expenses                         $   250,304       $    78,254      $    99,288
Net Profit (Loss)                $ 1,722,606       $   (78,254)     $ 1,004,970

Balance Sheet Data
Cash & Cash Equivalents          $     6,180       $     7,010      $ 1,699,669
Total Assets                     $     6,180       $   118,512      $ 1,763,249
Total Liabilities                $    36,547       $ 2,072,585      $   141,030
Shareholders Equity              $   (30,367)      $(1,954,073)     $ 1,622,219


                                  RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should carefully consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risks Related to Our Business

Our Limited Operating History Makes an Evaluation of Our Business Difficult.

All of our operations are conducted by our wholly owned subsidiary, GoHealth.MD, Inc. GoHealth was incorporated in February 1999 and began providing Internet related services in October 1999. Our limited operating history makes an evaluation of our business and prospects very difficult. Companies in an early stage of development frequently encounter enhanced risks and unexpected expenses and difficulties. These risks, expenses and difficulties apply particularly to us because our market, Internet-related services, is new and rapidly evolving. Uncertainties regarding the Internet, such as taxation, technical limitations and competition, increase these risks as well. Our long-term success will depend on our ability to achieve satisfactory results for our clients and to form long-term relationships with core clients. We have not been in operation long enough to judge whether our clients will perceive our work as being beneficial to their businesses or to form any long-term business relationships. Also, because of our limited operating history, our business reputation is based on a limited number of client engagements. All of our clients have only limited experience with the Internet-related services we provide. Accordingly, we cannot assure you that the limited number of Internet-related operations we have implemented will be successful in the long term.

Our Method of Becoming a Public Company May Result in Operating Difficulties.

We were originally incorporated in Nevada on July 24, 1980 under the name of Western Exploration and Mining Company to engage in the business of locating, acquiring, testing, exploring and mining precious metals including gold, silver, uranium and other mineral properties. On February 5, 1981, we changed our name to Nugget Exploration, Inc.

All mining related operations ceased in April 1994. Since that time, we have attempted to effect a merger or acquisition. On November 10, 1999, we acquired GoHealth.MD, Inc., a Delaware corporation, through a wholly owned subsidiary, Nugget Holding Company, a Delaware corporation. Pursuant to the Merger Agreement, we issued 3,102,000 shares of our common stock to the shareholders of GoHealth in consideration for all of GoHealth's issued and outstanding equity, which constituted 3,102,000 outstanding shares of common stock.

The Merger Agreement provided that we assume GoHealth's rights and obligations under all of GoHealth's outstanding stock options and warrants. In the event all of the GoHealth options and warrants are exercised, we will issue an additional 567,000 shares, which will result in total issuances of a total of 3,669,000 shares of common stock to GoHealth stockholders. If all GoHealth options and warrants are exercised, the GoHealth stockholders will have received 76.5% of the total number of shares of common stock outstanding.

We Have a History of Losses and If We Do Not Achieve Profitability We May Not Be Able to Continue Our Business.

As a development stage company, we have not realized a profit for any fiscal period, nor achieved profitability and expect to continue to incur operating losses for the foreseeable future. This lack of profitability results in our inability to assure that we will achieve profitability in the future or if profitability is achieved, that it can be sustained at a level sufficient to enable us to continue our operations and expansion.

We Are Highly Dependent on Our Executive Officers and Several Technical Employees, the Loss of Any of Whom Could Have an Adverse Impact on Our Future Operations.

We believe that due to the rapid pace of innovation within our industry, factors such as the technological and creative skills of our personnel are more important in establishing and maintaining a leadership position within the industry than legal protections of our technology. We are dependent on our ability to recruit, retain and motivate high quality personnel. However, competition for such personnel is intense and the inability to attract and retain additional qualified employees or the loss of current key employees could materially adversely affect our business, operating results and financial condition.

We are largely dependent upon the personal efforts of Dr. Leonard F. Vernon, Kevin O'Donnell, William Hanna and Steven Goldberg for the successful implementation of our business plan and the excellence of our planned commercial operations. The loss of any one of these persons could ave a material adverse effect upon our business and prospects. We do not presently have key- man life insurance upon the life of any of our officers, directors or key personnel.

Some of Our Stockholders Own a Significant Amount of Our Common Stock.

As of January 12, 2000, Leonard Vernon, William Hanna and Kevin O'Donnell in aggregate beneficially own approximately 72.5% of our common stock. As a result, these stockholders are able to exercise significant influence, and in most cases control, over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control that may otherwise be beneficial to you.

Our Business Model Is Unproven, Subject to Special Liability Risks and No Brand Name Recognition.

Our business model assumes that consumers will be attracted to and use healthcare information and related content available on our Internet-based consumer healthcare network which will, in turn, provide us with the opportunity to sell advertising designed to reach those consumers.

We plan to develop relationships with retailers, manufacturers and other providers to offer healthcare products and services through direct links from our website. Such a strategy involves numerous risks and uncertainties.

Consumers may sue us if any of the products or services which we may sell on or through our website are defective, fail to perform properly or injure the user, even if such goods and services are provided by unrelated third parties.

We may also have liability for information we provide on our website or which is accessed from our website. Because users of the website access health content and services relating to a condition they may have and may distribute our content to others, third parties may sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought, sometimes successfully, against on-line entities in the past. Others could also sue us for the content and services that are accessible from our website through links to other websites or through content and materials that may be posted by users in our chat rooms or bulletin boards. Some of our agreements, including those with content providers, provide us with indemnification against such liabilities. However, even if available, such indemnification may be in adequate and we do not have insurance for these types of claims. Further, our business is based on establishing the Healthmall.com network as a trustworthy and dependable provider of healthcare information and services. Allegations of impropriety, even if unfounded, could therefore have a material adverse effect on our reputation and business.

We May Not Be Able to Adequately Protect Our Proprietary Rights.

We have applied for federal registration of the mark "GoHealth.MD" as well as other service and trademarks. A potentially conflicting pending application has been made with the US Department of Commerce's Patent and Trademark Office. If we lose our right to use this mark, we could be forced to change our corporate name and adopt a new domain name. These changes could confuse current and potential customers and adversely impact our business. We also rely on a variety of technologies that are licensed from third parties, including our database and Internet server software, which are used in the Healthmall.com website to perform key functions. These third-party licenses may not be available to us on commercially reasonable terms in the future.

We are relying upon a combination of copyright, trademark and trade secret laws, nondisclosure and other contractual provisions to protect our proprietary rights. Notwithstanding these safeguards, it may be possible for competitors to imitate our products and services or to develop independently non-infringing competing products and services. Litigation, which could result in substantial cost to and diversion of our efforts, may be necessary (i) to enforce any trademarks, or copyrights, (ii) to protect trade secrets or know-how we own or to defend ourselves against claimed infringement of the rights of others, or
(iii) to determine the scope and validity of the proprietary rights of others. Adverse determinations in litigation could subject us to significant liabilities to third parties, could require that we seek licenses from third parties and could prevent us from manufacturing, selling or using our products, any of which could have a material adverse effect on our business, financial condition and results of operations. We are not currently a party to any litigation.

We Have Limited Sales, Marketing and Management Experience.

Although our management has experience in marketing other products, they have had only limited marketing experience with Internet products and services. Our management has some background in the computer business and believes that they have an adequate management team for existing business with an ability to add additional support services as business requires. However, management has relatively little experience with regard to the Internet.

We Do Not Have a Contract with Our Internet Technical Service Provider.

We offer webpage development and hosting on our own server. Such websites are basically templated websites designed by World Wide Web Communications of Cherry Hill, New Jersey. In addition, we sell other customized websites, which are also prepared by World Wide Web Communications. We have not secured a contract with World Wide Web Communications and although believe we possess a stable relationship with them, we cannot guarantee that World Wide Web Communications will continue to provide these services to us for any time in the future.

We Do Not Have a Contract with the Provider of Certain Information to our Website, Healthmall.com.

Among the information included on our Internet site, Healthmall.com, is herb and prescription drug interactions. This information is supplied on the site through a licensing contract with Facts and Comparisons Corporation, with whom we have not finalized a contract, although they have received $5,000 from us. Although we believe we will secure a contract with them shortly, we cannot guarantee that Facts and Comparisons will continue to provide this information.

Our Contract with Domain Name Trust Could Be Canceled.

Our contract with Domain Name Trust can be terminated at any time without cause. Should Domain Name Trust choose to cancel our existing agreement, should Domain Name Trust lose its agreement with Moldova, or should Domain Name Trust be sold to an entity not wishing to continue the contract with us, we could be materially adversely affected. S

We May Not Be Able to Enforce Our Rights under the Moldova Law.

Our agreement with Domain Name Trust to market and register .MD domain names is premised upon a contract that Domain Name Trust has entered into with Moldova ("Moldova Contract"). Domain Name Trust has assured us that attorneys in the Republic of Moldova have confirmed that the Moldova Contract is valid and enforceable pursuant to Moldovan law. We have not received, nor sought, an opinion of counsel to that effect and there can be no assurance that the Moldova Contract is valid or enforceable under either Moldovan law or U.S. law. Furthermore, there can be no assurance that the Moldova Contract will be found enforceable by a court of competent jurisdiction or that we would have an adequate remedy at law if Moldova breaches its contract with Domain Name Trust. Moreover, there is no guarantee that the Republic of Moldova or the Internet Corporation for the Assigned Names and Numbers ("ICANN") will continue to recognize the validity of the Moldova Contract. We would be materially adversely affected (i) if the Moldova Contract was found unenforceable, (ii) if after a favorable judgment on a breach action no adequate remedy at law existed to recover from Moldova, or (iii) if the Republic of Moldova or ICANN refused to accept or enforce the Moldova Contract's validity or refused to honor the Moldova Contract. The Republic of Moldova is currently governed by a parliamentary democracy. However, should a change in governmental structure occur, the Moldovan government may seek to challenge Domain Name Trust's rights under their contract with Moldova. Alternatively, if a government sufficiently hostile to the United States were to gain power, the United States Department of State may forbid all forms of transactions with the Republic of Moldova. Any of these events may have a material adverse effect on our business, financial condition and results of operations.

Our Capital Requirements May Require Additional Financing Which May Not Be Available.

We estimate that we have sufficient cash resources to fund operations through December 2000. If our cash resources prove to be insufficient at that time we may be required to seek additional debt or equity financing to fund the costs of continuing operations until we achieve positive cash flow. We have no current commitments or arrangements for additional financing and there can be no assurance that any additional debt or equity financing will be available to us on acceptable terms, or at all.

Your Ownership Interest, Voting Power and the Market Price of Our Common Stock May Decrease Because We Have Issued, and May Continue to Issue, a Substantial Number of Securities Convertible or Exercisable into Our Common Stock.

We have issued common stock, options and warrants to purchase our common stock, and in the future we may issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock. A substantial number of shares of common stock may become available for resale in the near future under Rule 144 under the Securities Act of 1933. The availability of Rule 144 to the holders of restricted securities would be conditioned on, among other factors, the availability of our certain public information. Of the shares of common stock outstanding as of the date of this prospectus, approximately 3.1 million are "restricted securities" as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration pursuant to Rule 144. In particular, some shares of our common stock issued or issuable upon the exercise of warrants and options will be registered under this document and, will be freely saleable by the selling stockholders. Presuming the exercise of all such options and warrants, such shares would represent 24% of our common stock. Sales of these shares or the market's perception that these sales could occur may cause the market price of our common stock to fall and may make it more difficult for us to (i) use equity securities as consideration for future acquisitions or (ii) sell equity securities in the future at a time and price that we deem appropriate.

If we develop cash flow problems, we may seek to raise capital. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance website's editorial content, features or services, or otherwise respond to competitive pressures would be significantly limited.

Our Articles of Incorporation authorize the issuance of up to 25 million undesignated shares with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation the Board of Directors may, without shareholder approval, issue capital stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In addition, the issuance of such capital stock may have the effect of rendering more difficult or discouraging an acquisition of us or changes in control of our management. Although we do not currently intend to issue any undesignated shares, there can be no assurance that we will not do so in the future. See "Description of Securities."

We Have Not Declared and Do Not Intend to Declare Dividends.

Any investor who purchases our common stock should not anticipate receiving any dividends on their common stock at any time in the foreseeable future. Payment of dividends is within the absolute discretion of our board of directors and there can be no assurances that cash dividends will ever be paid on the common stock or that their value will ever increase. We have not paid dividends nor, by reason of our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the future.

We Are Competing in the Internet Industry with a Number of Other Companies, Including Larger, Well Known Entities Who Possess Greater Financial Resources.

We compete directly for users,  advertisers,  e-commerce merchants,  syndication
partners  and  other   affiliates  with  numerous   Internet  and   non-Internet
businesses, including:

     o Health-related on-line services or websites targeted at consumers, such as accesshealth.com, ahn.com, betterhealth.com, drweil.com, healthcentral.com, healthgate.com, intelihealth.com, mayohealth.org; mediconsult.com, onhealth.com, thriveonline.com and webmd.com;

     o On-line and Internet portal companies, such as America Online, Inc.; drkoop, Inc., Microsoft Network; Yahoo! Inc.; Excite, Inc.; Lycos Corporation and Infoseek Corporation;

     o Electronic merchants and conventional retailers that provide healthcare goods and services competitive to those available from links on our website;

     o   Hospitals,  HMOs, managed care  organizations,  insurance companies and
         other   healthcare   providers   and  payors  which  offer   healthcare
         information through the Internet; and

     o Other consumer affinity groups, such as the American Association of Retired Persons, SeniorNet and ThirdAge Media, Inc. which offer healthcare-related content to specific demographic groups.

Many of these actual and potential competitors are likely to enjoy substantial competitive advantages compared to us, including:

     o   the ability to offer a wider array of on-line products and services;

     o   larger production and technical staffs;

     o   greater name recognition and larger marketing budgets and resources;

     o   larger customer and user bases; and

     o   substantially greater financial, technical and other resources.

Increased competition could result in significant price competition, which in turn could result in significant reductions in the average selling price of products and services offered on the site. There is no assurance that we will be able to offset the effects of any such price reductions through an increase in the number of our customers, higher revenue from enhanced services, cost reductions or otherwise. Increased competition or price reductions, could adversely affect our operating results. There is no assurance that we will have the financial resources, technical expertise, marketing and support capabilities to continue to compete successfully.

Rapid Technological Change in Our Industry Could Outdate Our Products and Services.

The market for our products is characterized by rapidly changing technology and continuing development of customer requirements. The future success of our business will depend in large part upon our ability to develop and market our products at an acceptable cost, develop and market products which meet changing customer needs, and successfully anticipate or respond to technological changes in customer requirements on a cost-effective and timely basis. There can be no assurance that our product development efforts will be successful or that the emergence of new technologies, industry standards or customer requirements will not render our technology or products obsolete or uncompetitive. In addition, to the extent that we determine that new technologies or equipment are required to remain competitive, the acquisition and implementation of such technologies and equipment are likely to require significant capital investment. There can be no assurance that sufficient capital will be available in the future. Operating results can also be significantly adversely affected by the development and introduction of new products or by the establishment of better financed competition.

Dependence on Third Party Transactions and Relationships.

In order to expand our network, we have entered into a strategic partnership, and will attempt to enter into similar relationships which may involve the payment of significant funds for prominent or exclusive carriage of our healthcare information and services. Such transactions are premised on the assumption that the traffic obtained from these arrangements will permit us to earn revenues in excess of the payments made to partners. This assumption is not yet proven, and if we are unsuccessful in generating sufficient resources to offset these expenditures, we will likely be unable to operate our business.

We depend, and will continue to depend, on a number of third-party relationships to increase traffic on Healthmall.com and thereby generate advertising and other revenues. Outside parties on which we depend include unrelated website operators that provide links to Healthmall.com, providers of healthcare content and the on-line property representation company which provides us with advertising sales services. Many of the arrangements with third-party Internet sites and other third-party service providers are not exclusive and are short-term or may be terminated at the convenience of either party. We cannot provide assurances that the third parties regard these relationships as important to their own respective businesses and operations. They may reassess their commitment to us at any time in the future and may develop their own competitive services or products.

We intend to produce only a portion of the healthcare content that will be found on the Healthmall.com network. We will rely on third-party organizations that have the appropriate expertise, technical capability, name recognition, reputation for integrity, and willingness to syndicate product content for branding and distribution by others. As health-related content grows on the Internet, we believe that there will be increasing competition for the best product suppliers, which may result in a competitor acquiring a key supplier on an exclusive basis, or in significantly higher content prices. Such an outcome could make the Healthmall.com network less attractive or useful for an end user which could reduce our advertising and e-commerce revenues.

We cannot provide assurances that we will be able to maintain relationships with third parties that supply us with content, software or related products or services that are crucial to our success, or that such content, software, products or services will be able to sustain any third-party claims or rights against their use. Also, we cannot assure that the content, software, products or services of those companies that provide access or links to our website will achieve market acceptance or commercial success. Accordingly, we cannot assure that our existing relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues.

Investors in Our Common Stock Will Realize an Immediate and Substantial Dilution Compared to Net Tangible Book Value per Share.

Investors who purchase shares of our common stock will experience significant dilution of investment as compared to pro forma net tangible book value per share. The last reported bid price for shares of our common stock on January 7, 2000 was $4.00. As of September 30, 1999, our pro forma net tangible book value was $1,556,264, or $0.32 per share of common stock. Therefore, investors of the common stock will experience an immediate dilution as the price they will pay for the common stock will exceed the net tangible book value for the common stock.

One of Our Control Person Was Previously Subject to Disciplinary Action in the Medical Industry.

Dr. Vernon has a previous disciplinary action by the New Jersey State Board of Medical Examiners in which he was given an 18-month suspension of his license, 30 days of which were to be active with a monetary penalty of $3000. Dr. Vernon failed to perform the required community service and pay the fine and the suspension was imposed for a full 18 months. This disciplinary action was taken after the determination that Dr. Vernon's application to the Educational Commission of Foreign Medical Graduates was misleading. Dr. Vernon currently possesses an unrestricted license to practice chiropractic in the State of New Jersey and there is no pending disciplinary action against him in any of the states in which he is licensed.

We Make No Assurances of Our Generation of Future Revenues.

Revenues for the foreseeable future will remain dependent on user traffic levels, advertising and Internet-related activity on Healthmall.com and the level of affiliate subscriptions. Such future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations, expand and develop content and upgrade and enhance our technology and infrastructure development in order to support our growth. Many of the expenses associated with these activities, for example, personnel costs and technology and infrastructure costs, are relatively fixed in the short-term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, in which case our results of operations would suffer.

Lack of Market Research.

We have not undertaken formal market studies with respect to the market potential for a product such as those we plan to offer and currently offer, and none are planned. Therefore, there can be no assurance that our planned business operations will achieve market acceptance, or sufficient market acceptance to make our operations commercially viable. Our failure to achieve market acceptance (or sufficient market acceptance to make our operations profitable), would have a material adverse effect upon our business and financial condition and could result in our failure to achieve, or sustain, viable commercial operations of any kind in the future. In such event, it is likely that investors herein would lose their entire investment.

General Liability Exposure.

We do not carry a general liability insurance policy. the owner of the office facilities we currently occupy maintains premise liability insurance.

Casualty Loss Exposure.

We do not possess any property casualty insurance policy for our leased office facility.

Penny Stock Reform Act: Possible Inability to Sell in The Secondary Market.

In October 1990, Congress enacted the "Penny Stock Reform Act of 1990" (the "90 Act") to counter fraudulent practices common in penny stock transactions. Rule 3a51-1 of the Securities Exchange Act of 1934 defines a "penny stock" as an equity security that is not, among other things: (a) a reported security (i.e., listed on certain national securities exchanges); (b) a security registered or approved for registration and traded on a national securities exchange that meets certain guidelines, where the trade is effected through the facilities of that national exchange; (c) a security listed on the NASDAQ National Market System; (d) a security of an issuer that meets certain minimum certified financial requirements ("net tangible assets" in excess of $2,000,000 (if the issuer has been continuously operating for more than three years) or $5,000,000 (if the issuer has been continuously operating for less than three years), or "average revenue" of at least $6,000,000 for the last three years); or (e) a security with a price of at least $5.00 per share for the transaction in question or that has a bid quotation (as defined in the Rule) of at least $5.00 per share. Under Rule 3a51-1, our common stock falls within the definition of a "penny stock."

Pursuant to the 90 Act, brokers and/or dealers, prior to effecting a transaction in a penny stock, are required to provide investors with written disclosure documents containing information concerning various aspects of the market for penny stocks as well as specific information about the penny stock and the transaction involving the purchase and sale of that stock (e.g., price quotes and broker/dealer and associated person compensation). Subsequent to the transaction, the broker is required to deliver monthly or quarterly statements containing specific information about the penny stock. Because our common stock has been trading around the $5.00 penny stock threshold, the above discussed added disclosure requirements will most likely negatively affect the ability of purchasers herein to sell our common stock in the secondary market, if any.

Our business may face additional risks and uncertainties not presently known to it which could cause our business to suffer.

Risks Related to Our Industry

Consumers and the Healthcare Industry must Accept the Internet as a Source of Healthcare Content and Services for Our Business Model to Be Successful.

To be successful, we must attract to our network a significant number of consumers as well as other participants in the healthcare industry. To date, consumers have generally looked to healthcare professionals as their principal source for health and wellness information. Our business model assumes that consumers will use healthcare information available on our network, that consumers will access important healthcare needs through electronic commerce using our website, and that local healthcare organizations will affiliate with us. This business model is not yet proven, and if we are unable to successfully implement our business model, our business will be materially adversely affected.

Our  Success  Depends  on  Increased  Adoption  of  the  Internet as a Means for
Commerce.

Our future success depends heavily on the acceptance and use of the Internet as a means for commerce. The widespread acceptance and adoption of the Internet for conducting business are likely only in the event that the Internet provides businesses with greater efficiencies and other advantages. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

     o   Potentially inadequate network infrastructure;

     o Delays in the development of Internet enabling technologies and performance improvements;

     o Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

     o Delays in the development of security and authentication technology necessary to effect secure transmission of confidential information;

     o   Changes   in,  or  insufficient  availability  of,   telecommunication
         services to support the Internet; and

     o Failure of companies to meet their customers' expectation in delivering goods and services over the Internet.

General Risks of Internet Business.

We have formulated our Internet business plans and strategies based on the rapidly increasing size of the Internet markets, our anticipated participation in those markets, and the estimated sales cycle, price and acceptance of our products and services. Although these assumptions are based on the best estimates of management, there can be no assurance that these assumptions will prove to be correct. Any future success that we might enjoy will depend upon many factors including some beyond our control or that we cannot predict at this time.

We must continue to expand and adapt our network infrastructure to accommodate additional users, increase transaction volumes and changing consumer and customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the use of our website or to expand and upgrade our systems and infrastructure to accommodate such increases. Our systems may not accommodate increased use while maintaining acceptable overall performance. Service lapses could cause our website users to instead use the on-line services of our competitors.

Additionally, Internet capacity constraints may impair the ability of consumers to access our website, which could hinder our ability to generate advertising revenue.

Internet Competition.

The market for Internet products and services is highly competitive and we expect that this competition will intensify in the future. Our current and prospective competitors include many companies that have substantially greater financial, technical, marketing and other resources. Increased competition could result in price reductions and increased spending on marketing and product development. Any of these events could have a materially adverse effect on our financial condition and operating results. Many nationally known companies and regional and local companies across the country are involved in Internet applications, including the development and support of healthcare websites, and the number of competitors is growing. Competition for business in the healthcare industry is strong and increasing rapidly.

The Market May Not Accept the .MD Domain Name.

The extent and rate of market acceptance and penetration of the .MD domain name are functions of many variables including, but not limited to:

          o Perception of the need to differentiate with a .MD address;

          o Price;

          o Web-hosting reliability; and

          o Marketing and sales efforts.

Our ability to generate revenue from .MD domains will depend to a substantial degree upon market acceptance of, and our ability to successfully market and support, the .MD name registrations. The market is currently accustomed to the use of the .com, .net, .edu and .org top level domain ("TLD's"). There can be no assurance that we will be able to convert .com, .net, .edu or .org users to .MD or be able to achieve or maintain market acceptance of .MD for new users. Similar risks may confront other products and services provided by us. The failure to achieve significant market acceptance would have a material adverse effect on our business, financial condition and results of operations.

Increasing Government Regulation Could Affect Our Business.

We are subject not only to regulations applicable to businesses generally, but also laws and regulations directly applicable to electronic commerce. Although there are currently few such laws and regulations, state, federal and foreign governments may each adopt a number of these laws and regulations. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our products and services. This decrease in the demand for our products and services would seriously harm our business and operating results.

Any new laws and regulations may govern or restrict the following issues:

     o User privacy;

     o The pricing and taxation of goods and services offered over the Internet;

     o The content of websites;

     o Consumer protection; and

     o The characteristics and quality of products and services offered over the Internet.

For example, the Telecommunications Act of 1986 prohibits the transmission of certain types of information and content over the Internet. The scope of this Act's prohibition is currently unsettled. In addition, although courts recently held substantial portions of the Communications Decency Act, federal or state governments may enact, and courts may uphold, similar legislation in the future. Future legislation could expose companies involved in Internet commerce to liability.

Since we operate a healthcare network over the Internet, our business is also subject to government regulation specifically relating to medical devices, the practice of medicine and pharmacology, healthcare regulation, insurance and other matters unique to the healthcare area.

Laws and regulations have been or may be adopted with respect to the provision of healthcare- related products and services on-line, covering areas such as:

     o   The regulation of medical devices;

     o The practice of medicine and pharmacology and the sale of controlled products such as pharmaceuticals on-line;

     o   The regulation of government and third-party cost reimbursement; and

     o The regulation of insurance sales.

Reliance on Internet Servers.

We rely on the Internet and, accordingly, depend upon the continuous, reliable and secure operation of Internet servers and related hardware and software. Recently, several large Internet commerce companies suffered highly publicized system failures which resulted in adverse reactions to their stock prices, significant negative publicity and, in certain instances, litigation. We have also suffered service outages from time to time, although to date none of these interruptions has materially adversely affected our business operations or financial condition. To the extent that our service is interrupted, our users will be inconvenienced, our commercial customers will suffer from a loss in advertising or transaction delivery and our reputation may be diminished. Some of these outcomes could directly result in a reduction in our stock price, significant negative publicity and litigation. Our computer and communications hardware are protected through physical and software safeguards. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We do not have full redundancy for all of our computer and telecommunications facilities and do not maintain a backup data facility. We do not have any type of business interruption insurance to protect us in the event of a catastrophe. We also depend upon third parties to provide potential users with web browsers and Internet and on-line services necessary for access to our website. In the past, our users have occasionally experienced difficulties with Internet and other on-line services due to system failures, including failures unrelated to our systems. Any sustained disruption in Internet access provided by third parties could adversely impact our business.

In addition to the risks specifically identified in this Risk Factors section or elsewhere in this prospectus, we may face additional risks and uncertainties not presently known to us or that we currently deem immaterial which may ultimately impair our business, results of operations and financial condition.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks we face described above and elsewhere in this prospectus. We undertake no obligation after the date of this prospectus to update publicly any forward- looking statements for any reason, even if new information becomes available or other events occur in the future.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include those listed under "Risk Factors" and elsewhere in this prospectus.

This prospectus contains forward-looking statements. These statements relate to future events or to our future financial performance. In some cases, you can indentify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder's of the common stock offered by this prospectus. The shares of common stock will be sold from time to time by the selling stockholders at prevailing market prices. We will receive approximately $1,414,500 if all of the warrants and options for underlying shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

                        MARKET PRICE FOR OUR COMMON STOCK

Our common stock is currently traded through the NASD Over-the-Counter ("OTC") Bulletin Board under the symbol NUGT. Limited trading has occurred over the past several years.

In October 1998, our common stock experienced a 1-for-310 reverse stock split and all fractional shares were rounded up. Immediately after the reverse split, we had approximately 97,117 total shares of issued and outstanding. Simultaneous with this reverse stock split the number of shares of common stock authorized for issuance was reduced 1-for-10, from 50,000,000 to 5,000,000.

At our 1999 annual meeting, held on August 16, 1999, our Board of Directors and the holders of a majority of the outstanding common stock increased the number of authorized shares of our common stock to 25,000,000 from 5,000,000.

The following table set forth below lists the range of high and low bids of our common stock for each fiscal quarter for the last two fiscal years. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

The amounts, and all other shares and price information contained in this document have been adjusted to reflect the stock splits.

     Fiscal Year Ended May 31, 1998                 High              Low

                  First Quarter                     $0.02            $0.005
                  Second Quarter                    $0.02            $0.005
                  Third Quarter                     $0.02            $0.001
                  Fourth Quarter                    $0.02            $0.005

     Fiscal Year Ended May 31, 1999

                  First Quarter                     $0.02             $0.001
                  Second Quarter                    $6.00             $0.062
                  Third Quarter                     $7.00             $0.062
                  Fourth Quarter                    $5.062            $0.062

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


     Fiscal Year Ended May 31, 2000

                  First Quarter                     $4.125            $1.375
                  Second Quarter                    $5.25             $2.00
                  Third Quarter (*)                 $5.812            $4.00

* This is only a partial fiscal quarter as the third quarter of 2000 began on December 1, 1999 and ends on February 29, 2000. The prices listed in this quarter are therefore high and low bids between December 1, 1999 through January 7, 2000.

As of January 11, 2000, we had approximately 4,224,604 shares of our common stock outstanding held by approximately 622 holders of record.

                                    DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate declaring any cash dividends in the foreseeable future.




                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                                    BUSINESS

History

We were originally incorporated in Nevada on July 24, 1980 under the name of Western Exploration and Mining Company to engage in the business of locating, acquiring, testing, exploring and mining precious metals including gold, silver, uranium and other mineral properties. On February 5, 1981, we changed our name to Nugget Exploration, Inc.

All mining related operations ceased in April 1994. Since that time, we sought to effect a merger or acquisition. On November 10, 1999, we acquired GoHealth.MD, Inc., a Delaware corporation, when it merged with our wholly owned subsidiary, Nugget Holding Company, a Delaware corporation. Pursuant to the Merger Agreement, we issued 3,102,000 shares of our common stock to the shareholders of GoHealth in consideration for all of GoHealth's issued and outstanding equity, which constituted 3,102,000 outstanding shares of common stock.

The Merger Agreement provided that we assume GoHealth's rights and obligations under all of GoHealth's outstanding stock options and warrants. In the event all of the GoHealth options and warrants are exercised, we will issue an additional 567,000 shares, which would result in our issuance of a total of 3,669,000 shares of common stock to GoHealth stockholders. If all GoHealth options and warrants are exercised, the GoHealth stockholders will have received 76.5% of the total number of shares of common stock outstanding.

When GoHealth obtained the consent of its shareholders to enter into the Merger, it also obtained consent to change our name to GoHealth.MD, Inc. Because this name change was effected by written consent without a meeting, we are going to be providing to all of our shareholders information regarding this consent prior to the expected effectiveness of the name change. We expect the name change to be effective on January 23, 2000.

Our fiscal year has historically closed on May 31 of each year. However, this fiscal year end does not coincide with GoHealth's more traditional fiscal year end of December 31. To simplify our affairs, especially the generation of consolidated financial statements, our board of directors has approved a change in our fiscal year from May 31 to December 31. This change will result in our filing of an annual report for the year ending December 31, 1999, including audited financial statements as of such date.

The Internet related operations of GoHealth now comprise virtually all of our activities. These activities are conducted in two arenas. We operate an informational Internet site, Healthmall.com, and sell Internet domain names with the ".MD" extension.

Healthmall.com

Our informational Internet site, located at www.Healthmall.com, is devoted to providing information related to the use of herbs and vitamins and to serving as an information source for alternative health care providers such as chiropractors and naturopathic physicians. The site therefore serves as an information portal for alternative health care and is very heavily content

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based. Among the vast quantities of information that can be garnered on the site is herb and prescription drug interactions. This information is supplied on the site through a licensing contract with Facts and Comparisons Corporation, one of the leading sources of information for pharmacists in the United States.

The site includes a continuously updated news wire feed related to health care from PR Newswire, a searchable database through the National Library of Medicine for published peer review of medical journal articles known as "Medline search," and information on almost 200 herbs, including their pharmacology, toxicology, and their clinical indications.

Healthmall.com also features one of the largest databases in the United States of health food stores. This searchable database contains more than 5000 health food stores in the United States and includes their name, address, and phone number. The database is constantly being updated and expanded.

Databases of alternative health care providers, such as licensed chiropractors, massage therapists and naturopathic physicians are also contained on the site. The site contains a database of more than 3,000 chiropractors in the United States. It is our goal to establish an online presence for the chiropractor by developing a website as well as an e-mail account. This will initially be done free-of-charge for the first six months. At the end of six months, the chiropractor will have the option of staying online for an annual fee of $150 or terminate the service. In the event these options prove of interest to chiropractors, we plan to utilize similar options for other health care practitioners.

The site also offers the following options and services:

         SYMPTOMS AND REMEDIES: An extensive database of symptoms, diseases, and medical conditions that offers viewers the opportunity to read short descriptions of symptoms, diseases, or conditions, as well as view associated herbal remedies and/or prescription medications commonly used to treat conditions.

         SHOPPING: A health food/health product "mall" with specialized stores, shops, and services. The shopping section offers each store a home page, unlimited product categories, unlimited product descriptions and/or photos, as well as a secure e-commerce connection to complete ordering transactions.

         HEALTH CHAT: A chat room in which people can ask questions or chat about health- related topics, concerns, and information. We also offer chat sessions with experts in various fields who offer advice and lectures, and interact with the Internet community in scheduled question and answer sessions.

We are currently gathering data on the purchasing habits of consumers regarding their vitamin and nutritional supplement purchases. We hope to use this information in the future as an information source to develop an e-commerce relationship with vitamin manufacturers and retailers.

Healthmall.com is targeted to well-educated, technology adept women aged 25-54 who are proactive in seeking information to maintain their health and well-being and reactive in addressing health and medical issues. Healthmall.com's target market is thus predominantly female, as we believe they are the key healthcare decision-makers within the household. According to International Data Corporation, women are expected to represent approximately 51% of on-line users in 1999, up from 46% in 1998. Healthmall.com believes that women represent an attractive demographic group for advertisers since they have disproportionate control over consumer spending in the United States. Industry experts estimate that women make 75% of the household's healthcare decisions, control 66% of the health dollars and spend 80% of a household's discretionary income.

 .MD Domain Names

We sell and host .MD domain names directly from our Internet website, located at www.GoHealth.MD. Anyone can access this site and acquire an available domain name with the .MD extension. We have a strategic partnership with a Florida company, Domain Name Trust ("DNT"), which has a licensing agreement with the country of Moldova, a small Eastern European country which was assigned a monopoly over the ".MD" top-level domain extension by the Internet Assigned Numbers Authority ("IANA"), a United States government agency, in conjunction with the United Nations' International Organization for Standardization.

A domain name is the equivalent of an address on Internet. Therefore, every site on the Internet has a domain name identifying it. There are two types of top-level domains, generic and country code. Generic domains were created for use by the Internet public, while country code domains were created to be used by each individual country as they deemed necessary.

In the Domain Name System ("DNS") naming of computers, a hierarchy of names exists beginning with "top-level domain names" ("TLDs"). There are generic TLDs (EDU, COM, NET, ORG, GOV, MIL, and INT), and the two letter country codes ("ccTLDs"). Under each TLD, a hierarchy of names may be created by extending from the initial domain name. Generally, the structure under the generic TLDs is very flat where organizations are registered directly under the TLD, and then may determine what, if any further structure to employ.

We are highlighting the unlimited marketing potential of TLDs because medical professionals commonly associate in large groups. A virtually unlimited number of specialists in any given specialty will have the ability to use the .MD domain name of their particular choice. An example of this would be a chiropractor with the last name of Smith utilizing a domain such as Backdoc.MD/Smith.

In addition to selling the .MD domain names outright to others, we own more than 40 domain names that end in the .MD extension. Examples of some of these names include www.Ask.MD, www.Call911.MD, www.nutrition.MD, www.Family.MD. We believe that these specific domain names may be particularly useful in the establishment of additional websites. We believe the .MD extension is and will continue to be a highly desired domain extension in the medical and health communities, and is more appealing than comparable extensions of ".COM", ".NET", ".ORG".

Domain Name Trust has been licensed to sell .MD domain extension registrations by Moldova in the United States, Europe, Canada, and other English speaking countries. In 1992, IANA appointed an individual employed by the Moldovan government to be the Administrative Contact and Registrar of the .MD domain. In May 1998, Domain Name Trust entered into an agreement with Moldova for the right to market and register on behalf of the Republic of Moldova Internet domain names with a .MD extension. The general rights and responsibilities of Domain Name Trust under the terms of the Moldova Contract are as follows:

          Domain Name Trust has the exclusive license to market and register on behalf of the Republic of Moldova domain names under the .MD top level domain in English speaking countries and certain non-English speaking countries.

          Domain Name Trust employs a technical administrator who oversees and is solely responsible for the administration of all .MD domain names sold in countries in which Domain Name Trust possesses marketing rights. The technical administrator is also responsible for maintaining and operating the primary domain name server system for such names.

In return for the rights, Domain Name Trust pays the Republic of Moldova an initial license fee and a fee for each name registered and for renewals. The term of the agreement is twenty-five years, consisting of an initial term with subsequent renewal periods to allow for minor contract modifications only. The Moldova Contract provides that it is governed by the laws of the State of Florida and the United States.

After entering into the Moldova Contract, both Moldova and Domain Name Trust informed IANA of the change of Technical Administrator. IANA has confirmed this change and routinely assigns to Domain Name Trust batches of numbers (or IP addresses) which are then licensed by Domain Name Trust to registrants. At the request of Domain Name Trust, attorneys in the Republic of Moldova recently reviewed the Moldova Contract and have advised Domain Name Trust that the Moldova Contract is valid and enforceable under Moldovan law.

We retained the services of MCOM Management Corp. ("MCOM") on November 16, 1999. MCOM conducts marketing research in the Internet health industry and confers with our management daily regarding our operations and the implementation of our business plan. MCOM is also expected to provide investment relations for us by interacting with brokerage firms and investment and acquisition candidates for us.

Office Facilities

Our offices are located at 2051 Springdale Road, Cherry Hill, New Jersey, which also houses the offices of Able Imaging, Inc., a wholly owned entity of William
D. Hanna, one of our directors. We do not pay rent to Mr. Hanna for such facilities.

          MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION

Capturing a large physician network (medical doctors, chiropractors, dentists, podiatrists, osteopaths) to view online advertising in exchange for the establishment of websites and hosting services is one of our primary goals. We intend to entice physicians to utilize our Internet website design services with one of our Internet .MD domain extensions. We also intend to have advertisers, such as pharmaceutical companies, underwrite physicians' cost of a .MD domain and website in exchange for their viewing and involvement with Healthmall.com. We believe the potential to have a few thousand of the hundreds of thousands of physicians in the United States viewing our website also establishes a significant potential for advertising revenue from entities which desire to sell their products or services to such physicians. In our opinion, the medical industry underutilizes advertising on the Internet. We intend to secure such advertising through our marketing efforts.

Our .MD domain extensions, in our opinion, allow for easy recognition of a physician's website. Physicians interested in the .MD domain extensions will be offered discount packages to encourage them to participate in Healthmall.com. We believe the presence of physicians participating on our Healthmall.com site also establishes a significant potential for advertising revenue from entities desiring to sell their products or services to physicians.

Healthmall.com

By developing  Healthmall.com into a leading Internet  information  resource for
(i) alternative health care providers such as chiropractors and naturopathic physicians and (ii) the use and application of herbs and vitamins, we believe we will be able to generate substantial advertising revenues. We have entered into, and intend to continue to enter into new distribution and business relationships with entities that have significant reach on the Internet and are in similar fields, such as pharmacy chains, Internet access providers and portals, as well as other traditional media to build the Healthmall.com brand and drive traffic to our site.

We believe websites which are located at familiar domains and contain health and medical information possess a competitive advantage as many consumers may desire to avoid searching for unfamiliar websites. We believe our website has a familiar, easy to remember domain. Internet-related marketing and advertising revenues are tied directly to the amount of 'hits' a site receives, or times the site is visited. In the event we are able to generate a greater viewing market, we expect to generate higher advertising and marketing revenues.

We are at varying stages of establishing links with websites possessing easy to remember domain names. Since launching the site, we have developed advertising relationships with the following companies: Onhealth.com, Dr. Koop.com, Pharmor.com, Natraflex, The Simple Truth.com, Vivacity.com, Nature's Source's, Permalean, Nutriceutical Technology Corporation, Northeast Health Institute and Nourishing Foods, Inc. Many of these advertising contracts have been generated through our agreement with Burst! Media. Although we hope that the familiarity of website addresses will generate user traffic alone, we are also attempting to expand the numbers of sponsors on our various sites and improve the content of our site.

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



We will continue to seek distribution agreements with leading search engine and portal companies, as well as with major Internet access providers. Distribution agreements serve to build our brand and drive significant traffic to the Healthmall.com website. By increasing our brand exposure and traffic through distribution agreements, we hope to have Healthmall.com become the most effective means of advertising alternative health care products on the Internet. Some of our current distribution relationships include:

          THE GOTO.COM SEARCH ENGINE. This search engine is basically an auction-type search engine that allows individual websites to bid for a position in the search engine. Healthmall.com has almost 300 search terms which appear on the first page of the search engine.

          THE YAHOO SEARCH ENGINE. Healthmall.com also has rankings that permit direct traffic to our site from the YAHOO search engine.

          THE ALTA VISTA SEARCH ENGINE. Healthmall.com has rankings that permit direct traffic to our site from the ALTA VISTA search engine as well as search engine positioning with the entity known as REAL NAMES. This positioning allows us to purchase rights on ALTA VISTA's search engine to various keywords that appear at the top of ALTA VISTA search results, which we hope will enable us to achieve a higher ranking in such search results.

We are attempting to reach independent health food stores at this time to offer them an online presence and to increase our database of retail natural food stores. While GNC and Great Earth possess the largest market segments, and Mother Nature.com is an Internet-based superstore that offers nutritional products, the remainder of the market consists of approximately 8,000 small, independent retailers with no uniformity. There is no ongoing consolidation of independent health food stores in the United States and they are facing increasing competition from store chains, such as GNC and Great Earth, as well as online chains, such as Vitamins.com and Vitaminshop.com.

If even a small portion of the approximately 8,000 small, independent health food retailers can be combined and linked at an Internet site such as Healthmall.com, we believe they will have the opportunity to compete with the superstores on a national level. We are attempting to achieve this through a free offer that allows the independent health food store to get a free website and free online shopping cart for six months. Following the six-month trial period, if the independent health food store wishes to remain online, there is a cost of $20 per month. This presence would allow the independent retailer the opportunity to advertise their business on a national level, as well as to their existing customers and prospective customers in their own community.

We believe the synergy between our .MD websites and Healthmall.com can benefit the natural health food industry. We will therefore attempt to have independent natural health food stores accept a presence on Healthmall.com either at no cost or for a nominal fee in exchange for their agreement to utilize Healthmall.com as their Internet home page. However, we currently do not possess the ability to monitor such retailers' viewing and thus cannot guarantee they will ever use our site as their homepage. We are willing to provide such discounted services to

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



attract advertising revenues of natural health food product wholesalers who seek additional retail outlets for their products.

Our technical services are being provided through World Wide Web Communications of Cherry Hill, New Jersey. All of these services will be offered to the individual retail store for a nominal fee, estimated to be between $500 and $1000 annually, which includes the price of developing a home page and hosting service. We may offer webpage development and hosting free of charge to retailers in exchange for their agreement to utilize Healthmall.com as their Internet home page, although we cannot guarantee they will ever use our site as their homepage. These websites will consist of various manufacturers' advertising.

One manner by which we hope to differentiate the Healthmall.com site from other sources of health and wellness information is by continuing to focus on alternative medicine. While other sites only devote portions of their content to alternative medicine, we intend to focus predominantly on the use of herbs, vitamins, and alternative health care providers such as chiropractors and naturopathic physicians.

To further differentiate Healthmall.com from other Internet health sites, we allow consumers to obtain information on specific diseases or conditions and allergy information and participate in relevant discussion groups, among other things. Healthmall.com provides updated health- related news articles from around the world which are received every 20 minutes via PR Newswire. This feature always includes a cover story on the Healthmall.com home page, as well as hundreds of additional news articles accessible from Healthmall.com's home page.

The licensing arrangement with Facts and Comparison Corporation, referred to in "Business" above, which allows medication information to appear directly on Healthmall.com, identifies one of our common goals. Very few of the several informational options found on Healthmall.com are cobranded, or require transfer to a site removed from Healthmall.com. Therefore, with few exceptions, a visitor to Healthmall.com remains on Healthmall.com's pages. We perceive this retained viewing as a competitive advantage in our attempt to generate advertising revenues.

We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we engage in discussions and negotiations with companies regarding acquiring or investing in such companies' businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. Some of those discussions also contemplate the other party making an investment in us. There can be no assurances that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If other types of acquisitions are made, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt ongoing business, distract management and employees, increase expenses and adversely affect results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders. As of the date of this prospectus, there are no agreements to enter into any

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



material investment or acquisition transaction. The only such investment we have made is with Dr. James Corea, a talk show radio host in the Philadelphia area. Pursuant to our agreement with Dr. Corea, we will manage the Internet site www.healthyfirst.com and share any profits on the sale of products generated from the site with Dr. Corea on an even basis.

 .MD Domain Names

We currently own and operate a website for the sale of .MD domain names. We believe that our use of the domain name .MD carries significant marketability and that medical specialists that perform elective procedures, such as plastic or cosmetic surgeon have been increasing their spending on advertising revenues as evidenced by viewing the yellow page book in the United States or major regional magazines. We also believe that .MD is a natural and intuitive address for those whose personal or corporate initials are involve the letters M and D, those residing in the state of Maryland, and those whose title (i.e., managing director) involves the letters M and D.

In conjunction with our offering of .MD domain names, we offer physician websites and the hosting of these websites on our own server which is included in the .MD domain name purchase price. The website is basically a templated website that has been designed by World Wide Web Communications. In addition, we sell other customized websites, which are also prepared by World Wide Web Communications. Hosting of websites sold in conjunction with .MD domain names are provided by Domain Name Trust, as more fully discussed in "Business."

The limited marketing of the .MD domain names and our related Internet services which has occurred has consisted of advertising in medical journals, direct mail to physicians, as well as a point of presence at various medical conventions.

Marketing

We intend to distribute and advertise our products and services through a network of sales personnel, as well as major trade shows. An example of this includes our recent participation at the Natural Health Food Expo in October
1999 in Baltimore, Maryland, as well as the recent Florida Chiropractic Association convention in December 1999 in Naples, Florida, where our exhibit booth won first prize for best exhibit display. Additionally, we plan to attend large state medical conventions that offer large physician attendance, who are the target audience of our exhibition marketing.

We will also use mailing lists, as well as E-mail and various selective media outlets, such as the Journal of the American Medical Association and other largely circulated medical and specialty medical journals. We hope to eventually expand our operations to dentistry, podiatry, and chiropractic and will place ads in these professional journals as well.

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



Sales and Support Organization

We plan to add sales support/technical support persons to the sales group by end of March 2000. We anticipate eventually dividing the country into four regions, each with a sales manager and a sales team of two to four members under each sales manager. An inside sales person is also expected to be added to handle orders from customers, as well as provide customers with literature and product information.

Management of Growth

We expect to experience significant growth in the number of our employees, the scope of our operating and financial systems, and the geographic scope of our Internet operations. This growth will result in new and increased responsibilities for both existing and new management personnel. Our success depends largely on the ability of our managers to operate effectively, both independently and as a group. Our ability to effectively manage any such growth will require that we continue to implement and improve our operational, financial and management information systems and to train, motivate and manage our employees. This will require the addition of new management personnel and the development of additional expertise by existing management. There can be no assurance that our management or other resources will be sufficient to manage any future growth in our business or that we will be able to implement in whole or in part our expansion program, and any failure to do so could have a material adverse effect on our operating results.

We plan an aggressive growth strategy for our clientele and products. Our growth strategy relies on our ability to raise further capital and upon the skills of our management. There can be no assurance that we will be successful in these endeavors. Forces that can contribute to the lack of success in implementing this growth strategy include, among other: (i) regulatory bodies and governmental regulations affecting our operations, (ii) availability of funding on a timely basis, and (iii) functionality. If our ability to expand our network infrastructure is constrained in any way we could lose customers and suffer damage to our operating results.

Costs and Expenses

Since we are a new business in an industry niche still in its formative stages, we cannot accurately project or give any assurance regarding management's ability to implement our business operations, control our development and operating costs and expenses. Consequently, even if we are successful in implementing our planned commercial operations (of which there can be no assurance), if management is not able to adequately control costs and expenses, such operations may not generate any profit or may result in operating losses.

Business Interruptions

Our operations are dependent on our ability to protect our computer equipment against damage from fire, earthquakes, power loss, telecommunications failures and similar events. A significant portion of our computer equipment, including virtually all of our equipment devoted to our Internet services, is located at our facilities in Cherry Hill, New Jersey. Any equipment damage or failure that causes interruptions in our operations could have a materially adverse effect on our business. We do not have an insurance policy covering such interruptions, although we are investigating such coverage.

Additionally, Year 2000 problems may disrupt our operations which could result in lost revenues and increased operating costs. Because our business depends on computer software, we have assessed the Year 2000 readiness of our systems. We are satisfied with our state of readiness, but we cannot make any assurances that we will avoid the Year 2000 problem. Any problems arising from Year 2000 complications could potentially result in lost revenues and increased costs.

Security Risks

Our software and equipment are vulnerable to computer viruses or similar disruptive problems caused by our customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. We do not have product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although we attempt to limit our liability to customers for these types of risks through contractual provisions, no assurances can be given that these limitations will be enforceable or effective.

We retain confidential customer information in our database. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived by consumers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break- ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability.

Technology And Systems

Both of our websites, www.Healthmall.com and www.GoHealth.MD, are made available with the latest Internet hardware and software technologies. Exodus IT-class co-location facilities provide a secure, high availability and high bandwidth space for our servers. This includes redundant OC-3 and OC-12 backbone connections to the Internet, uninterruptible power supplies with diesel generator backup, all housed in a copper-lined, earthquake-proof building. Direct connections via "T-1" and DSL lines allow the main office to connect seamlessly and reliably to the servers and the Internet. A farm of Intergraph IS-8000 and IS80 mission-critical servers are housed behind a redundant F5 Big/IP switcher for complete software and hardware fault tolerance and load leveling. These servers run Microsoft Windows NT Enterprise Server with Internet Information Server 4.0, Active Server Pages with a proprietary page caching system and publishing tools for Web page hosting and production management. The resulting performance in preliminary tests shows dominance over other competitive sites. All advertisement hosting and reporting is handled through NetGravity Ad Server, a powerful ad management and forecasting toolset.

The website's Personal Health Tracker and Search features utilize Microsoft SiteServer tools and technologies. This provides the customized web crawling, user profile management, nightly process runs and e-mail support that the Personal Health Tracker requires.

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



Microsoft SQL Server databases are heavily used for all content, process management and tracking needs. Offsite backups occur regularly throughout the day to protect against a total system failure.

We believe the site is a very stable, scalable, and high performance solution for Healthmall.com's current and future needs.

Competition

We currently  face  competition  in the domain name  registration  business from other registries for country code TLDs and from resellers, registrars and registries of other top-level domains, such as .com, .net and .org, including Network Solutions, Inc. In developing and distributing future products and services for the Internet-based services markets, we face intense competition and expect to have multiple competitors for each of the products or services, which we may develop, market or sell. For example, with respect to our healthcare and medical information portal we are competing with many companies possessing greater experience and brand recognition, including Healtheon Companies, Inc., DrKoop, Careinsite and Webmd. Increased competition could result in pricing pressures, reduced sales, margins, profits, and/or market share or the failure of our products to achieve or maintain market acceptance. Furthermore, the industry in which we compete is characterized by rapid changes and frequent product and service introductions.

Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than we do. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels and substantially greater resources. As a result, they may be able to respond more quickly to new or changing opportunities, technologies, standards or customer requirements.

Online Competitors

There is significant interest in health-related content among online consumers. Demographic factors and the growth of online audiences suggest that the popularity of this content will continue to increase. Similarly, major health advertisers are showing increased levels of interest in the Internet. Some key operators of health-related sites on the Internet today include:

         DIVISIONS OR AFFILIATES OF PRINT PUBLISHERS; including Healthy Ideas (Rodale Press), PHYS (Conde Nast), Thrive (owned by Oxygen Media), MediConsult, Dr. Koop and HealthScout (a service of RX Remedy, Inc., a market research firm.);

         VENTURES OF ONLINE SERVICE FIRMS; including Better Health (iVillage) and Thrive (owned by Oxygen Media), Medscape and WebMD;

         PUBLIC SECTOR AND INSTITUTIONAL SITES; including the National institute of Health, Mayo Clinic, InteliHealth and university sites. While these sites compete for viewer time and attention, they do not typically compete for advertising or transactional revenues;

         PORTALS/SEARCH ENGINES; principally the proprietary health-related content presented to subscribers to America Online, MSN.com, Yahoo!, Excite, etc. . .; and

         INTERNET SITES OTHER THAN HEALTH-RELATED SITES; including general interest sites, such as news sites and search engines, which often host some health-related content in the context of other editorial materials.

Regulation

Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration. We do not believe that our current applications or services will be regulated by the FDA. We may expand our application and service offerings into areas that subject it to FDA regulation. We have no experience in complying with FDA regulations.

The practice of medicine and pharmacology requires licensing under applicable state law. We have endeavored to structure our website and affiliate relationships to avoid violation of state licensing requirements, but a state regulatory authority may at some point allege that some portion of our business violates these statutes. Any such allegation could result in a material adverse effect on our business. Further, any liability based on a determination that we engaged in the practice of medicine without a license could expose us to civil or criminal liability. We do not maintain insurance against such liabilities.

We expect to earn a service fee when users on our website purchase prescription pharmacy products from certain of our prospective Internet partners. The fee is not based on the value of the sales transaction but rather may be based on a fee per visit basis, which fee remains to be negotiated with our prospective Internet partners. Federal and state "anti-kickback" laws prohibit granting or receiving referral fees in connection with sales of pharmacy products that are reimbursable under federal Medicare and Medicaid programs and other reimbursement programs. Although there is uncertainty regarding the applicability of these regulations to our Internet revenue strategy, we believe that the service fees received from our Internet partners are for the primary purpose of marketing and do not constitute payments that would violate federal or state "anti-kickback" laws. However, if our program were deemed to be inconsistent with federal or state law, we could face criminal or civil penalties. Further, we would be required either not to accept any transactions which are subject to reimbursement under federal or state healthcare programs or to restructure our compensation to comply with any applicable anti-kickback laws or regulations. In addition, similar laws in several states apply not only to government reimbursement but also to reimbursement by private insurers. If our activities were deemed to violate any of these laws or regulations, it could cause a material adverse affect on our business, results of operations and financial condition.

Results of Operations

We have not had revenue from operations since prior to May 31, 1997. GoHealth, the subsidiary we acquired in November 1999, generated revenue since it was incorporated in February 1999. The following discussion is based on the unaudited pro forma combined consolidated financial statements as of May 31, 1999 and September 30, 1999, which present our financial position as if the Merger had occurred on such dates. The May 31, 1999 pro forma statement of operations was prepared utilizing our May 31, 1999 audited financial statements and GoHealth's audited financial statements for the periods from GoHealth's inception (February 23, 1999) through May 31, 1999. The September 30, 1999, pro forma combined consolidated statement of operations and pro forma consolidated balance sheet was prepared utilizing GoHealth's audited balance sheet as of September 30, 1999 and unaudited statement of operations which reflect the four months ended September 30, 1999, and our unaudited financial statements as of August 31, 1999, which reflect the three months ended August 31, 1999. The pro forma combined consolidated statement of operations, and notes accompanying it, is attached hereto and appear elsewhere in this prospectus. Our audited financial statements for the fiscal years ended May 31, 1999 and 1998 are also attached hereto and appear elsewhere in this prospectus.

GoHealth generated revenue of $400 through May 31, 1999, and $948 for the four months ended September 30, 1999. As a consolidated entity we also generated $400 in revenue through May 31, 1999 and $948 for the four months ended September 30, 1999. Such revenues were derived from advertising revenue and sales of domain names.

General and administrative expenses for GoHealth's year ended May 31, 1999 were $20,764, while for the four months ended September 30, 1999, such expenses were $88,800. On a consolidated basis as of May 31, 1999, our general and administration expenses were $271,068. Of this amount, $250,304 was attributable to Nugget. The consolidated general and administration expenses for the four months ended September 30, 1999 were $99,288, of which $94,000 was attributable to GoHealth. This cost is expected to increase as a result of our attempts to expand our operations.

GoHealth's net loss as of May 31, 1999 was $20,644. As a consolidated entity, we had net income of $1,701,962 as of May 31, 1999, which is primarily due to a gain from the extinguishment of debts in the amount of $1,384,411 and a $588,499 gain on sale of property. The extinguished debts consisted primarily of accrued salary to our former president and unsecured promissory notes to two of our former officers. These debts were settled with the proceeds from our sale of patented lode mining claims in Atlantic City, Wyoming.

GoHealth's net loss for the four months ended September 30, 1999 was $88,482. As a consolidated entity, we had a net loss of $1,004,970 for the four months ended September 30, 1999. The consolidated net loss for the four months ended September 30, 1999, was primarily attributable to a $906,000 charge we recorded in connection with the beneficial conversion feature related to our December 22, 1999, sale of warrants to purchase 302,000 shares of our common stock at an exercise price of $1.00 per share. The warrants were sold for $1.00 per common stock purchase warrant and resulted in our receipt of $302,000 in proceeds.

For the four months ended September 30, 1999, GoHealth's total assets were $203,996, while as a consolidated entity our pro forma total assets were $1,763,249. This change in assets was due to our sales in November and December 1999 of warrants to purchase a total of 802,000 shares of our common stock. 352,000 of these shares are issuable at $1.00 per share, and the remaining 400,000 are issuable at $2.00 per share. Warrants for 50,000 of these shares were exercised at $1.00 per share on December 13, 1999. The increase in pro forma total assets also reflects proceeds we will receive from the exercise of shares being offered herein.

For the four months ended September 30, 1999, GoHealth had total liabilities of $102,122, and as a consolidated entity our total liabilities were $141,030.

Subsequent to the December 22, 1999 pro forma financial statements presented, we sold 77,500 warrants, which are exercisable into 77,500 shares at $1.00 per share. We received $77,500 in proceeds for the sale of these warrants on January 10, 2000. Also on January 10, 2000, we received $75,000 as the exercise price for warrants to purchase 75,000 shares of our common stock.

The total stockholders' equity of GoHealth for the four months ended September 30, 1999, was $101,874. On a consolidated basis, our total stockholders' equity for the four months ended September 30, 1999 was $1,622,219. This change in total stockholders' equity is related to the change in total assets due to the sale of warrants and the exercise thereof.

We expect to incur additional losses in the immediate future and at least until the first quarter of 2002. In order to significantly increase revenues, we will be required to incur significant advertising and promotional expenses as we continue to expand our operations and become established in our industry. We expect the number of advertisers on Healthmall.com to increase in the calendar year 2000 because we expect traffic to the site to increase as a result of our marketing efforts, which we expect will provide the ability to attract new advertisers and increase our rates for advertising. We also expect the number of advertisers to increase because we expect to secure the viewing of additional health professionals and health food stores who will begin paying a monthly fee and because we expect to establish additional strategic alliances regarding our sales of .MD domain names.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

As a result of our merger, we have retained the services of our merger partner's independent certified public accountant, Samuel Klein & Co., as of December 1, 1999, for all of our needs. Jones, Jensen & Company, our previous accountant ("Jones, Jensen"), was dismissed by our board of directors on December 1, 1999, in connection with the Merger of GoHealth. This dismissal was unrelated to Jones, Jensen's competence, practices and procedures. Jones, Jensen's financial statement reports did not contain any adverse opinion or disclaimer of opinion, but did include a going concern paragraph.

Jones, Jensen has informed us that it will provide the SEC a letter containing its position with the foregoing statements regarding our change in certifying accountant.

                                    PROPERTY

Our offices are located at 2051 Springdale Road, Cherry Hill, New Jersey. Also present at this location are the offices of Able Imaging, Inc., a wholly owned entity of William D. Hanna, one of our directors. We do not pay rent to Mr. Hanna for such facilities.

                                   MANAGEMENT

Directors and Executive Officers
--------------------------------------------------------------------------------
Name                        Age        Position(s) and Office(s)
--------------------------- ---------  -----------------------------------------
Dr. Leonard F. Vernon       44         President, Treasurer  and Director
--------------------------- ---------  -----------------------------------------
William D. Hanna            54         Vice President, Assistant Secretary
                                       and Director
--------------------------- ---------  -----------------------------------------
Kevin O'Donnell             47         Secretary
--------------------------- ---------  -----------------------------------------

Dr. Leonard F. Vernon, the founder of our subsidiary, GoHealth, became our president, treasurer and a director on November 10, 1999. Dr. Vernon has managed and maintained a private practice of chiropractic for over 20 years. He is licensed to practice chiropractic in New Jersey, Delaware and Pennsylvania.

William D. Hanna became one of our directors and our vice president on November 10, 1999. Mr. Hanna attended Philadelphia Community College and has extensive experience in real estate and site development. Previous to his retirement more than five years ago, Mr. Hanna spent 20 years in the construction industry as a steel erector and owner of his own business. In the past five years, Mr. Hanna has served as the chief executive officer of a durable medical equipment company and has also been a co-owner of a provider of discounted health care services.

Kevin O'Donnell became one of our directors on November 10, 1999. Mr. O'Donnell is a 1976 graduate of Rutgers University (B.A. Political Science). From 1978 to 1996, he was employed by Burlington Industries as an operations manager and then as Northeast Regional Sales and Marketing Manager. From 1990 until 1998, Mr. O'Donnell was the Director of Operations for seven outpatient diagnostic imaging centers.

Board of Directors

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified.

Our current directors did not timely file required Forms 3 after their respective appointments on November 10, 1999, until December 28, 1999. Sandra Vernon, the wife of one of our directors and our president, Dr. Leonard Vernon, acquired more than 10% of our common stock in the GoHealth merger and filed a Form 3 on December 28, 1999.

Based solely upon our review of Forms 3, 4 and 5 and amendments thereto furnished to us under Rule 16a-3(a) since May 31, 1999, we are not aware of any other person who was a director, officer, or beneficial owner of more than ten percent of our common stock and who failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934 in a timely manner.

                             EXECUTIVE COMPENSATION

The following tables set forth information with respect to the compensation received by our executive officers and directors for the last three fiscal years and since May 31, 1999. No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer or director during the years ended May 31, 1999, 1998 or 1997, or has been since May 31, 1999.

                            Annual Compensation

----------------------------------------------------------------------------

Name and                Fiscal                               Other Annual
Principal Position       Year     Salary ($)    Bonus ($)    Compensation ($)
---------------------  --------- ---------- --------------  ---------------

Dr. Leonard Vernon,      1999      -0-(1)       -0-             -0-
President
---------------------  --------- ---------- --------------  ---------------

Tyson Schiff,            1999      -0-          $500(2)         -0-
President
---------------------  --------- ---------- --------------  ---------------

Mary C. MacGuire,        1998      -0-          -0-             -0-
President
---------------------  --------- ---------- --------------  ---------------

John W. MacGuire,        1997      -0-          -0-             -0-
President
---------------------  --------- ---------- --------------  ---------------


                                 Long Term Compensation
                        -------------------------------------------------------
                                 Awards                    Payouts
                        ---------------------------------- ---------------------
                                 Restricted  Securities
Name and Principal      Fiscal     Stock     Underlying     LTIP     All Other
Position                 Year     Award(s)  Options/SARs   Payouts  Compensation
                                    ($)        (#)          ($)       ($)
---------------------  --------- --------- ------------ ---------- -------------
Dr. Leonard Vernon,       1999      -0-        -0-          -0-         -0-
President
---------------------  --------- --------- -----------  ---------- ----------
Tyson Schiff,             1999      -0-        -0-          -0-         -0-
President
---------------------  --------- --------- -----------  ---------- ----------
Mary C. MacGuire,         1998      -0-        -0-          -0-         -0-
President
---------------------  --------- --------- -----------  ---------- -----------
John W. MacGuire,         1997      -0-        -0-          -0-         -0-
President
---------------------  --------- --------- -----------  ---------- -----------

--------------------------
     (1) Dr. Leonard Vernon has never received compensation for his services. However, in the event our revenues exceed $1,000,000 or at the discretion of the board of directors, Dr. Vernon will receive an annual salary of approximately $145,000. At such level of operations, we also expect to pay $75,000 to Kevin O'Donnell, Secretary and Director of Operations, and $30,000 to William Hanna, Vice President and Assistant Secretary.

     (2) In October 1998, Tyson Schiff received a $500 bonus for serving as our president and director.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Leonard Vernon founded GoHealth and is one of our directors, our president and the husband of Sandra Vernon, our largest shareholder. In 1983, Dr. Vernon received a disciplinary action by the New Jersey State Board of Medical Examiners in which he was given an 18-month suspension of his license, 30 days of which were to be active with a monetary penalty of $3000. Dr. Vernon failed to perform the required community service and pay the fine and the suspension was imposed for a full 18 months. This disciplinary action was taken after the determination that Dr. Vernon's application to the Educational Commission of Foreign Medical Graduates was misleading. Dr. Vernon currently possesses an unrestricted license to practice chiropractic in the New Jersey, Pennsylvania and Delaware and there is no pending disciplinary action against him in any of the states in which he is licensed.

Our offices are located at 2051 Springdale Road, Cherry Hill, New Jersey, which also houses the offices of Able Imaging, Inc., a wholly owned entity of William
D. Hanna, one of our directors. We do not pay rent to Mr. Hanna for such facilities.

We have obtained a total of $38,000 pursuant to three working capital loans from William Hanna Consultants, Inc., an entity controlled by William Hanna, one of our directors. All of these notes are unsecured, require all interest and principal be repaid in one lump sum and bear 5% interest per annum. A $25,000 April 26, 1999 Note was due to be repaid on May 26, 1999, and was extended indefinitely. No additional consideration was tendered for this indefinite extension. A $10,000 Note dated March 29, 1999, matures on March 29, 2000. A $3,000 Note dated May 2, 1999 matures on May 2, 2000. We have not made any payments of interest or principal upon either the March 29, 1999 Note or the May 2, 1999 Note.

Ken Kurtz currently owns less than 5% of our outstanding common stock. Prior to the GoHealth merger, however, he owned in excess of 50% of the common stock. Mr. Kurtz received 400,000 shares pursuant to a November 30, 1998 consulting agreement with us whereby he agreed to assist in preparing employment agreements, contracts and other filings required by the Commission and all other necessary state and Federal regulatory bodies, and in referring to us an independent auditor and attorney.

On June 22, 1998, for a $15,100 investment we issued 48,709 shares of common stock to a designee of Park Street -- First Avenue, Ltd., a limited partnership organized under the laws of the State of Utah. Ken Kurtz, being a general partner of First Avenue, Ltd. and the president of Park Street, indirectly controls such shares.

According to a Financial Consulting Agreement between us and Park Street Investments, Inc. executed on March 5, 1998, Park Street assisted with our administration and recapitalization. Park Street also agreed to actively pursue and negotiate a merger or business combination with a third party on our behalf. GoHealth was introduced to us through the efforts of Kurtz and Park Street. Park Street paid all costs associated with these responsibilities through the GoHealth merger.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning ownership of our common stock as of December 1, 1999. The table discloses each entity known to be the beneficial owner of more than five percent (5%) of our common stock. The table also shows the stock holdings of our directors, as well as the shares held by directors and executive officers as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided.

            Name and Address           Amount and Nature of
           of Beneficial Owner         Beneficial Ownership    Percent of Class
------------------------------------- ---------------------- ------------------
             MCOM Management
               Corporation                 875,000(1)              18.7%(2)
      350 Fifth Avenue, Suite 5807
           New York, NY 10118
-------------------------------------- ---------------------- ---------------
              Sandra Vernon
          2051 Springdale Road             2,000,000               47.3%
          Cherry Hill, NJ 08003
-------------------------------------- ---------------------- ---------------
            William D. Hanna
          2051 Springdale Road             615,000(3)              14.2%(4)
          Cherry Hill, NJ 08003
-------------------------------------- ---------------------- ---------------
           Dr. Leonard Vernon
          2051 Springdale Road             2,000,000(5)            47.3%
          Cherry Hill, NJ 08003
-------------------------------------- ----------------------- --------------
             Kevin O'Donnell
          2051 Springdale Road              615,000(6)             14.2%(7)
          Cherry Hill, NJ 08003
-------------------------------------- ----------------------- --------------
         Executive Officers and             3,230,000              72.5%
          Directors as a Group
-------------------------------------- ----------------------- --------------

     (1) Includes 450,000 shares of our common stock which may be acquired upon the exercise of outstanding warrants held by MCOM.
     (2) Such percentage presumes the issuance of those shares of common stock referenced in note 1 above.
     (3) Includes 115,000 shares of our common stock which may be acquired upon the exercise of outstanding stock options held by Mr. Hanna.
     (4) Such percentage presumes the issuance of those shares of common stock referenced in note 3 above.
     (5) Includes 2,000,000 shares owned by Sandra Vernon, the wife of Dr. Leonard Vernon. Dr. Vernon disclaims beneficial ownership of such shares.
     (6) Includes 115,000 shares of our common stock which may be acquired upon the exercise of outstanding stock options held by Mr. O'Donnell.
     (7) Such percentage presumes the issuance of those shares of common stock referenced in note 6 above.

                              SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of (i) shares of common stock, (ii) shares of common stock issuable upon exercise of warrants to purchase common stock and (iii) shares of common stock issuable upon exercise of options to purchase common stock.

The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are they obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

MCOM Management Corp. ("MCOM") is offering all 875,000 shares of our common stock which it beneficially owned as of January 11, 1999. On November 16, 1999, we entered into a Management Consulting Agreement with MCOM Management Corp. ("MCOM") whereby MCOM agreed to conduct marketing research in the Internet health industry. MCOM also confers with our management daily regarding our operations and implementing our business plan. MCOM is also expected to provide investment relations for us by interacting with brokerage firms and investment and acquisition candidates for us. We are required to compensate MCOM through
(i) $5,000 per month through October 2000, (ii) 300,000 shares of our common stock and (iii) warrants to purchase 500,000 shares of our common stock, with the first 100,000 shares exercisable at $1.00 per share and the remaining 400,000 shares exercisable at $2.00 per share. On December 13, 1999, MCOM exercised warrants to purchase 50,000 shares of our common stock and tendered $50,000 constituting the $1.00 warrant exercise price. The exercise of such 50,000 shares at $1.00 per share was conducted in lieu of MCOM's agreement to provide us with a $100,000 bridge loan, which was to accrue interest at 10% per annum. We are required to register the shares of our common stock beneficially owned by MCOM as acquired in the above manner on or before January 15, 2000. In the event we do not file a registration statement with the Securities and Exchange Commission on or before such date, we are required to issue MCOM an additional 100,000 shares of our common stock and warrants to purchase an additional 100,000 shares of our common stock, all of which shares shall additionally be registered with the Commission.

MCOM also participated in our November 1999 private placement of warrants. MCOM tendered $75,000 for warrants to purchase 75,000 shares of our common stock, and on January 10, 2000, exercised such warrants by tendering $75,000 for the 75,000 shares. This purchase and exercise of warrants increased MCOM's total ownership in us to 875,000 shares, all of which are being offered.

As of January 11, 2000, Sandra Vernon owned 2,000,000 shares of our common stock which she received in connection with the GoHealth merger. One of our directors and our president, Dr. Leonard Vernon is her husband. Sandra Vernon bought the 2,000,000 shares from GoHealth upon its inception for $2,000. Sandra Vernon is offering to sell 100,000 of these shares. If she sells all such shares, she would then beneficially own 1,900,000 shares.

The following selling stockholders beneficially own shares of our common stock as a result of a private placement of warrants to purchase shares of our common stock which we effected on December 22, 1999. Each of these warrants were purchased for $1.00, and have an exercise price of $1.00 per share. None of these entities have ever had any position, office or other material relationship with us or GoHealth. Below are the number of shares of our common stock beneficially owned by these selling stockholders as of January 11, 2000, and the number of shares of common stock being offered by the selling stockholders. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby.

                                Beneficial Ownership           Securities
                                  of Common Stock               Offered
Selling Stockholder                Prior to Sale                Hereby
-------------------               -------------               ------------
Martin Ciner                         24,000                       20,000
Michael Marks                        23,000                       15,000
Scott Hankinson                     108,000                      100,000
Marketing Management
    Professionals                    19,000                       15,000
Joseph McGowen                       19,000                       15,000
Robert Lipinski                      54,000                       50,000
Thomas Capato                        14,000                       10,000
Frank Casey                          23,000                       15,000
Anthony Iancale                       6,000                        2,000
Thomas Flynn, Sr.                    10,000                        2,000
Thomas Flynn, III                    14,000                       10,000
Dawn Polizzi                          9,000                        5,000
Anthony Pietrafesa                   15,332                       10,000
Mark Keminosh                        16,000                        8,000
Joseph Digaetano                     29,000                       25,000
Alexander Zlatnik                    10,500                        2,500

The remaining selling stockholders received options to purchase shares of our common stock in connection with the GoHealth merger. They had received such options in recognition services they had rendered to GoHealth. Such options are exercisable at prices ranging from $0.50 to $1.50, with the exception of the options held by Harvey Benn and Frank Gettson, which have an exercise price of $1.00 per share, but which price is subject to a fair market value revision. Below are the number of shares of our common stock beneficially owned by these selling stockholders as of January 11, 2000, and the number of shares of common stock being offered by the selling stockholders. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby.

                                Beneficial Ownership            Securities
                                 of Common Stock                 Offered
Selling Stockholder                Prior to Sale                  Hereby
-------------------             -------------------             ----------
Millennium Consulting, Inc           30,000                       30,000
Gary Crooks                           5,000                        5,000
John Madden                           5,000                        5,000
Harvey Benn                         170,000                      150,000
Frank Gettson                        45,000                       25,000
J. Eric Kishbaugh                    44,000                       20,000

We agreed with the selling stockholders to file with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective for one year following the date it is declared effective.

                              PLAN OF DISTRIBUTION

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

      o   Ordinary brokers' transactions, which may include long or short sales;

      o Transactions involving cross or block trades or otherwise on the OTC Bulletin Board;

      o Purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this prospectus;

      o "At the market" to or through market makers or into an existing market for the common stock;

      o In other ways not involving markets makers or established trading markets, including direct sales to purchasers or sales effected through agents;

      o Through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

      o Any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealer of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither Nugget nor the selling stockholders can presently estimate the amount of such compensation, nor knows of any existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $73,100.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and has furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule.

                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our Amended Articles of Incorporation and Bylaws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits. We have also included a summary description of only those options and warrants held by selling stockholders which does not describe all our outstanding options and warrants.

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.01. As of January 11, 2000, we had 4,224,604 shares of common stock issued and outstanding. We have reserved 1,321,500 shares of common stock for issuance pursuant to outstanding options and warrants.

Common Stock

The holders of the common stock (i) have equal and ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable to our common stock), and (iv) are entitled to one non-cumulative vote per share on all matters which shareholders may vote at all meetings of shareholders. All shares of common stock now outstanding are fully paid for and non-assessable and all shares which are part of this offering, when issued, will be fully paid for and non-assessable.

Options and Warrants

Pursuant to the Merger Agreement, discussed above in "Business," we assumed the rights and obligations under all of our merging partner's outstanding stock options and warrants. We issued replacement options and warrants to the holders of our merging partner's options and warrants with the same terms. All holders of such options and warrants expressly agreed upon the exercise of such securities to accept shares of our common stock.

As a result of the Merger, we now have outstanding options which are exercisable into a total of 465,000 shares of our common stock at prices ranging from $0.50 to $1.50 per share, with the exception of 175,000 options which have an exercise price of $1.00 per share, which is subject to a fair market value revision. Additionally, we have warrants outstanding which are exercisable into a total of 856,500 shares of our common stock at prices ranging from $1.00 to $2.50 per share. No other voting or equity securities are authorized or issued and no other securities convertible into voting stock are authorized or issued.

                                  LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Kevin S. Woltjen, P.C., 900 Jackson Street, Suite 600, Dallas, Texas 75202, 214-712- 5673.

                                     EXPERTS

The financial statements of Nugget Exploration, Inc. for the fiscal years ending May 31, 1999, and 1998 appearing in this prospectus and registration statement have been audited by Jones, Jensen & Company, independent auditors, as set forth in their reports thereon, appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Financial statements for Nugget Exploration, Inc. through September 30, 1999, appearing in this prospectus and registration statement have been audited by Samuel Klein & Co., independent auditors, as set forth in their reports thereon, appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy or other information we file with the Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, system. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register the shares of our common stock to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's website, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Lakewood, Colorado 80228, telephone 303-986-5400.

                              FINANCIAL STATEMENTS

Attached to this prospectus are our financial statements for the fiscal years ending May 31, 1999, and May 31, 1998, as audited by Jones, Jensen & Company. Financial statements for the operations of GoHealth through September 30, 1999, were audited by Samuel Klein & Co. and are attached hereto. Unaudited pro forma consolidated financial statements as of September 30, 1999, are also attached hereto.

                                    CONTENTS

Independent Auditors' Report.................................................F-2

Balance Sheets...............................................................F-3

Statements of Operations.....................................................F-4

Statements of Stockholders' Equity (Deficit).................................F-5

Statements of Cash Flows.....................................................F-7

Notes to the Financial Statements............................................F-9

                    [Letterhead of Jones, Jensen & Company]



                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Nugget Exploration, Inc.
(A Development Stage Company)
Casper, Wyoming

We have audited the accompanying balance sheets of Nugget Exploration, Inc. (a development stage company) as of May 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended May 31, 1999, 1998 and 1997 and from inception on July 24, 1980 through May 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nugget Exploration, Inc. (a development stage company) as of May 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended May 31, 1999, 1998 and 1997 and from inception on July 24, 1980 through May 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Jones, Jensen & Company

Jones, Jensen & Company
Salt Lake City, Utah

July 21, 1999


              The accompanying notes are an integral part of these
                             financial statements.

                                             NUGGET EXPLORATION, INC.
                                           (A Development Stage Company)
                                                  Balance Sheets

                                                      ASSETS

                                                                             MAY 31,
                                                                   1999                 1998
                                                                   ----                 ----
CURRENT ASSETS

   Cash                                                      $           6,180   $             7,010
                                                             -----------------   -------------------
     Total Current Assets                                                6,180                 7,010
                                                             -----------------   -------------------
OTHER ASSETS

   Patented lode mining claims held for sale (Note 4)                   -                    111,502
                                                             -----------------   -------------------
     Total other assets                                                 -                    111,502
                                                             -----------------   -------------------
     TOTAL ASSETS                                            $           6,180   $           118,512
                                                             =================   ===================



                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                                  ----------------------------------------------

CURRENT LIABILITIES
   Accounts payable                                          $          20,465   $           147,553
   Accrued payroll - related party (Note 5)                             -                    651,389
   Notes payable - related parties (Note 3)                             -                    624,642
   Accrued interest - related parties (Note 3)                          -                    591,652
   Notes payable (Note 6)                                                7,380                29,714
   Accrued interest (Note 6)                                             8,702                27,635
                                                             -----------------   -------------------
     TOTAL CURRENT LIABILITIES                                          36,547             2,072,585
                                                             -----------------   -------------------
     TOTAL LIABILITIES                                                  36,547             2,072,585
                                                             -----------------   -------------------


STOCKHOLDERS' EQUITY (DEFICIT)

   Common stock: 50,000,000 shares authorized
    of $0.01 par value; 697,117 and 48,407
    shares issued and outstanding, respectively                          6,971                   484
   Additional paid-in capital                                        3,536,930             3,342,317
   Deficit accumulated during the development stage                 (3,574,268)           (5,296,874)
                                                             -----------------   -------------------
     Total Stockholders' Equity (Deficit)                              (30,367)           (1,954,073)
                                                             -----------------   -------------------
     TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIT)                                       $           6,180   $           118,512
                                                             =================   ===================

                           The accompanying notes are an integral part of these
                                          financial statements.

                                             NUGGET EXPLORATION, INC.

                                           (A Development Stage Company)
                                             Statements of Operations


                                                                                                           From
                                                                                                       Inception on
                                                                                                         July 24,
                                                                   For the Years Ended                 1980 Through
                                                                        May 31,                           May 31,

                                                1999                1998                1997               1999
                                          ----------------  ------------------   -----------------  -------------------
REVENUES                                  $         -       $           -        $          -       $            -
                                          ----------------  ------------------   -----------------  -------------------
EXPENSES                                           250,304              78,524              78,967            5,547,178
                                          ----------------  ------------------   -----------------  -------------------
NET LOSS FROM OPERATIONS                          (250,304)            (78,524)            (78,967)          (5,547,178)
                                          ----------------  ------------------   -----------------  -------------------
OTHER INCOME

   Gain on sale of asset (Note 4)                  588,499              -                   -                   588,499
                                          ----------------  ------------------   -----------------  -------------------
     Total Other Income                            588,499              -                   -                   588,499
                                          ----------------  ------------------   -----------------  -------------------
NET INCOME (LOSS) BEFORE

 EXTRAORDINARY ITEM                                338,195             (78,524)            (78,967)          (4,958,679)
                                          ----------------  ------------------   -----------------  -------------------
EXTRAORDINARY ITEM (Note 7)

   Gain on extinguishment of debt                1,384,411              -                   -                 1,384,411
                                          ----------------  ------------------   -----------------  -------------------
     Total Extraordinary Item                    1,384,411              -                   -                 1,384,411
                                          ----------------  ------------------   -----------------  -------------------
NET INCOME (LOSS)                         $      1,722,606  $          (78,524)  $         (78,967) $        (3,574,268)
                                          ================  ==================   =================  ===================
BASIC INCOME (LOSS) PER
 SHARE OF COMMON STOCK

   Before extraordinary items             $           0.85  $            (1.62)  $           (1.63)
   Extraordinary items                                3.50              -                   -
                                          ----------------  ------------------   -----------------
     Basic Income (Loss) Per

      Share of Common Stock               $           4.35  $            (1.62)  $           (1.63)
                                          ================  ==================   =================
WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING                             396,162              48,407              48,407
                                          ================  ==================   =================


                            The accompanying notes are an integral part of these
                                             financial statements.

                                                NUGGET EXPLORATION, INC.

                                              (A Development Stage Company)
                                      Statements of Stockholders' Equity (Deficit)


                                                                                                  Deficit
                                                                                                 Accumulated
                                                                                Additional        During the
                                                             Common Stock        Paid-in        Development
                                                 Shares         Amount           Capital            Stage
At inception on July 24, 1980                      -               $-               $-             $   -

Common stock issued for property
 at approximately $19.62 per share              10,452           104             204,940               -

Common stock issued for cash
 at approximately $30.33 per share               2,374            24              71,976               -

Common stock issued for cash
 at approximately $77.50 per share               9,677            97             749,903               -

Stock offering costs                               -              -              (18,854)              -

Common stock issued for cash
 at approximately $77.52 per share                 258             3              19,997               -

Common stock issued for cash
 at approximately $96.68 per share              16,129           161           2,499,839               -

Stock offering costs                               -              -             (482,517)              -

Stock issued for property
 at approximately $96.68 per share               2,581            26             249,502               -

Warrant issued for cash                            -              -                  100               -

Common stock issued for cash
 and services at approximately
 $43.41 per share                                  645             6              27,994               -

Common stock issued for services
 at approximately$3.10 per share                   323             3                 997               -

Common stock issued for debt
 at approximately $3.10 per share                5,968            60              18,440               -

Net loss for the period from
 inception on July 24, 1980 to
 May 31, 1995                                      -               -                 -             (5,103,532)
                                          ------------------  -----------    -------------    -------------------
Balance, May 31, 1995                           48,407           484           3,342,317           (5,103,532)

Net loss for the year ended

 MAY 31, 1996                                      -                -                   -             (35,851)
                                          ------------------  -----------    -------------    -------------------
Balance, May 31, 1996                           48,407        $  484         $ 3,342,317          $(5,139,383)
                                          ------------------  -----------    -------------    --------------------

                           The accompanying notes are an integral part of these
                                          financial statements.

                                                NUGGET EXPLORATION, INC.

                                              (A Development Stage Company)
                                Statements of Stockholders' Equity (Deficit) (Continued)



                                                                                                     Deficit
                                                                                                   Accumulated
                                                                              Additional            During the
                                                     Common Stock              Paid-in             Development
                                              Shares            Amount         Capital                Stage
                                              ------            ------         -------                -----
Balance, May 31, 1996                           48,407    $      484        $  3,342,317        $  (5,139,383)

Net loss for the year ended
 May 31, 1997                                      -               -                   -              (78,967)
                                          --------------  ---------------   -----------------  --------------------
Balance, May 31, 1997                           48,407           484           3,342,317           (5,218,350)

Net loss for the year ended
 May 31, 1998                                      -              -                   -               (78,524)
                                          --------------  ---------------   -----------------  --------------------
Balance, May 31, 1998                           48,407           484           3,342,317           (5,296,874)

Common stock issued for cash
$0.31 per share                                 48,710           487              14,613                -

Common stock issued for services
 at $0.31 per share                            600,000         6,000             180,000                -

Net income for the year ended
 May 31, 1999                                     -               -                   -             1,722,606
                                          --------------  ---------------   -----------------  --------------------
Balance, May 31, 1999                          697,117    $    6,971   $    $  3,536,930        $  (3,574,268)
                                          ==============  ===============   =================  ====================




                           The accompanying notes are an integral part of these
                                               financial statements.

                                              NUGGET EXPLORATION, INC.

                                           (A Development Stage Company)
                                              Statements of Cash Flows


                                                                                                            From
                                                                                                         Inception on
                                                                                                          July 24,
                                                                 For the Years Ended                    1980 Through
                                                                         May 31,                            May 31,
                                                        1999              1998             1997              1999
                                                    --------------   ---------------  ---------------   ------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:

   Net income (loss)                                $    1,722,606   $   (78,524)     $    (78,967)       $  (3,574,268)
   Adjustments to reconcile net loss to
    changes in operating assets and
    liabilities:
     Stock issued for services, property and
         debt                                              186,000            -                -                550,571
     Gain on sale of asset                                (588,499)           -                -               (588,499)
     Gain on extinguishment of debt                     (1,384,411)           -                -             (1,384,411)
   Changes in operating assets and liabilities:
     Increase (decrease) in accrued expenses                   664        74,709            73,907            1,271,340
     Increase (decrease) in accounts payable               (90,611)       10,803             4,932               56,942
                                                      -------------   ------------    -------------       --------------
       Net Cash Provided (Used) by
        Operating Activities                              (154,251)        6,988              (128)          (3,668,325)
                                                      -------------   ------------    -------------       --------------

CASH FLOWS FROM
 INVESTING ACTIVITIES:

   Investment in property                                     -               -                -               (111,502)
   Cash received on sale of property                       700,000            -                -                700,000
                                                      ------------    ------------    -------------       --------------
       Net Cash Provided by
        Investing ActivitieS                               700,000            -                -                588,498
                                                      ------------    ------------    -------------       --------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:

   Sale of common stock for cash - net of
     stock offering costs                                   15,100            -                -              2,993,330
   Cash payments of notes payable - related               (561,679)           -                -               (561,679)
   Proceeds from notes payable                              -                 -                -                654,356
                                                      ------------    ------------    -------------       --------------

       Net Cash Provided (Used) by
        Financing Activities                              (546,579)           -                -              3,086,007
                                                      ------------    ------------    -------------       --------------
INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                         (830)        6,988              (128)              6,180

CASH AND CASH EQUIVALENTS AT

 BEGINNING OF PERIOD                                         7,010            22               150                -
                                                      ------------    ------------    -------------       --------------
CASH AND CASH EQUIVALENTS AT

 END OF PERIOD                                        $      6,180    $     7,010     $         22        $        6,180
                                                      ============    ============    ==============      ==============


                    The  accompanying  notes  are  an  integral  part  of  these financial statements.

                                                  NUGGET EXPLORATION, INC.

                                                (A Development Stage Company)
                                             Statements of Cash Flows (Continued)


                                                                                                              From
                                                                                                          Inception on
                                                                                                           July 24,
                                                                   For the Years Ended                   1980 Through
                                                                         May 31,                            May 31,
                                                        1999              1998             1997               1999
                                                    --------------   ---------------  ---------------   ------------------
SUPPLEMENTAL CASH FLOW
 INFORMATION

CASH PAID FOR:

   Interest                                         $       -        $    -           $      -           $           -
   Income taxes                                     $       -        $    -           $      -           $           -

NON-CASH FINANCING ACTIVITIES

   Common stock issued for services rendered        $   186,000      $    -           $      -            $    200,000
   Common stock issued for debt relief              $       -        $    -           $      -            $     18,500
   Common stock issued for property                 $       -        $    -           $      -            $    249,528


                    The  accompanying  notes  are  an  integral  part  of  these financial statements.

                            NUGGET EXPLORATION, INC.

                          (A Development Stage Company)
                        Notes to the Financial Statements

                              May 31, 1999 and 1998



NOTE 1 -      ORGANIZATION AND HISTORY

              Nugget Exploration, Inc. (the Company) was incorporated under the laws of Nevada on July 24, 1980 for the purpose of exploring for and developing uranium, gold and other mineral properties. The Company has had limited operations to date and its activities have consisted primarily of raising equity capital and the acquisition and exploration of mineral properties; accordingly, the Company is considered to be a development stage enterprise as defined in SFAS
              7. Current operations are being funded by borrowings from the Company's officers.

              a.  Accounting Method

              The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a May 31 calendar year end.

              b.  Cash and Cash Equivalents

              Cash equivalents  include  short-term,  highly liquid  investments
              with   maturities   of  three  months  or  less  at  the  time  of
              acquisition.

              c.  Basic Loss Per Share

              The computations of basic loss per share of common stock are based on the weighted average number of shares outstanding during the period of the financial statements.

              d.  Provision for Taxes

              At May 31, 1999, the Company had net operating loss carryforwards of approximately $3,500,000 that may be offset against future taxable income through 2014. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amounts.

              e.  Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            NUGGET EXPLORATION, INC.

                          (A Development Stage Company)
                        Notes to the Financial Statements

                              May 31, 1999 and 1998



NOTE 2 -      GOING CONCERN

              The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to seek a merger with an existing, operating company. Until that time, shareholders of the Company have committed to meeting its minimal operating needs.

NOTE 3 -      NOTES PAYABLE - RELATED PARTIES


              Notes payable - related parties at May 31, 1999 and 1998 consisted of the following:

                                                                      1999                  1998
                                                                -----------------     -----------------
              Note payable to officers of the Company,
               interest at 12% per annum, due on demand,
               unsecured.                                         $      -              $     155,203

              Notes payable to an officer of the Company,
               interest at 11% to 12.75%, due on demand,
               unsecured.                                                -                    434,073

              Note payable to a related party bearing interest
               at 2% over prime, due on demand, unsecured.               -                     34,166

              Note payable to a related party bearing interest
               at 2% over prime, due on demand, unsecured.               -                      1,200
                                                                  --------              --------------
                   Totals                                                -                    624,642

                   ACCRUED INTEREST                                      -                    591,652
                                                                  ---------------       ---------------
                   TOTAL AMOUNTS DUE                              $      -              $    1,216,294
                                                                  ===============       ===============

              Since inception of the Company, the President and Treasurer of the Company had advanced money to the Company without collateral and paid certain expenses on behalf of the Company, which totaled $624,642 at May 31, 1998. During the year ended May 31, 1999, the Company settled the amount in full, including accrued interest thereon.

                            NUGGET EXPLORATION, INC.

                          (A Development Stage Company)
                        Notes to the Financial Statements

                              May 31, 1999 and 1998

NOTE 4 -      PATENTED LODE MINING CLAIMS SALE

              The Company acquired patented lode mining claims in Atlantic City, Wyoming for the purpose of mining gold. During the year ended May 31, 1999, the mining claims were sold at a gain of $588,499.

NOTE 5 -      ACCRUED PAYROLL - RELATED PARTY

              The Company had accrued salary to the Company's former President. At May 31, 1999 and 1998, the amounts due were $-0- and $651,389, respectively.

NOTE 6 -      NOTES PAYABLE

              Notes payable at May 31, 1999 and 1998 consisted of the following:

                                                                        1999                  1998
                                                                 -----------------     -----------------
              Note payable to an individual, interest at 9%
               per annum, due on demand, unsecured.               $     2,290                $2,290

              Note payable to an individual, interest at 9%
               per annum, due on demand, unsecured.                     5,090                 5,090

              Notes payable to a company, interest at 10.5% -
               12.75%, due on demand, unsecured.                          -                  22,334
                                                                  -------------        -----------------
                   Totals                                               7,380                29,714

                   Accrued interest                                     8,702                27,635
                                                                  -------------        -----------------
                   Total Amounts Due                              $    16,082          $     57,349
                                                                  =============        =================

                            NUGGET EXPLORATION, INC.

                          (A Development Stage Company)
                        Notes to the Financial Statements

                              May 31, 1999 and 1998

NOTE 7 -      EXTRAORDINARY ITEM

              During the year ended May 31, 1999, the Company recognized a gain from extinguishment of debt in the amount of $1,384,411. FASB Statement No. 4 requires that gains and losses from extinguishment of debt be reported as extraordinary items. Due to the Company's net operating loss carryforwards, tax effects are not considered in the calculation. The gain on extinguishment of debt was calculated as follows:

                                            Balance,                     Gain on Debt                  Balance,
                                            May 31,         Cash         Extinguish-                    May 31,
                                            1998             Payments      ments         Additions       1999
                                         -------------  -------------  --------------  -----------  --------------

              Accounts payable           $     147,553  $     (92,342)  $     (36,476)  $   1,730    $   20,465
              Accrued payroll -
                related party                  651,389         -             (651,389)        -             -
              Notes payable -
                related parties                624,642       (561,679)        (62,963)        -             -
              Accrued interest -
                related parties                591,652         -             (591,652)        -             -
              Notes payable                     29,714         -              (22,334)        -           7,380
              ACCRUED INTEREST                  27,635         -              (19,597)        664         8,702
                                         -------------  -------------   -------------   ----------   -------------
              TOTAL                      $   2,072,585  $    (654,021)  $  (1,384,411)  $   2,394    $   36,547
                                         =============  =============   =============   ==========   =============

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                    [Letterhead of Samuel Klein and Company]






                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
GOHEALTH.MD, Inc.
(A Development Stage Company)
Cherry Hill, New Jersey 08003

We have audited the accompanying balance sheet of GOHEALTH.MD, Inc. (A Development Stage Company) as of September 30, 1999 and the related statements of operations, stockholders= equity and cash flows for the period from inception (February 23, 1999) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GOHEALTH.MD, Inc. (A Development Stage Company) as of September 30, 1999 and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.

                                                         /S/
                                                       SAMUEL KLEIN AND COMPANY

Newark, New Jersey
December 27, 1999

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                               SEPTEMBER 30, 1999

ASSETS

Current Assets:

   Cash                                                          $109,016
   Accounts receivable                                                 48
   Stock subscription receivable                                    1,400
   Domain names - available for sale                               27,577
                                                               ----------
                                                                  138,041

Other Assets:

   Website costs                                                   65,955

                                                                 $203,996

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current Liabilities:

   Accounts payable                                              $ 37,806
   Accrued expenses                                                 4,694
   Notes payable                                                   38,000
   Due to officer                                                  21,622
                                                               ----------
          Total Liabilities                                       102,122

Stockholders' Equity:

   Common stock ($.001 par value, 10,000,000 shares
     authorized, 3,080,000 shares issued and outstanding)           3,080
   Additional paid-in capital                                     207,920
   Deficit accumulated during the development stage             (109,126)
                                                               ----------
          Total Stockholders' Equity                              101,874

                                                                 $203,996
                                                               ===========
--------------------

The accompanying notes are an integral part of these financial statements.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS

                FOR THE PERIOD FROM INCEPTION (FEBRUARY 23, 1999)

                              TO SEPTEMBER 30, 1999



Sales:

   Advertising revenue                                            $           48
   Domain name sales                                                       1,300
Cost of Sales                                                              (910)
         Gross Profit                                                        438

Other Expenses:

   General and administrative expenses                                    82,532
   Marketing and licensing fees                                           26,338
   Interest expensE                                                          694
                                                                  --------------
                                                                         109,564
                                                                  --------------
Net Loss                                                              $(109,126)
                                                                  ==============

--------------------

The accompanying notes are an integral part of these financial statements.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                FOR THE PERIOD FROM INCEPTION (FEBRUARY 23, 1999)

                              TO SEPTEMBER 30, 1999



                                                                                            Deficit
                                                     Common Stock                          Accumulated
                                                   $.001 Par Value          Additional      During the          Total
                                              Number                          Paid-In      Development      Stockholders'
                                            of Shares         Amount          Capital          Stage            Equity
                                            ---------        ---------      ------------   -------------    --------------
At Inception on February 23, 1999 $                           $              $              $               $

Issuance of Common Stock
 at $.001 per share                         3,000,000           3,000           -               -                 3,000

Issuance of Shares and Warrants
 in Private Placement                          76,000              76         197,524           -               197,600

Issuance of Shares and
 Warrants for Services                          4,000               4          10,396           -                10,400

Net Loss for the Period from
 Inception February 23, 1999 to
   September 30, 1999                                                                         (109,126)        (109,126)
                                          -------------    ------------     ------------    ------------     -------------
                                          $ 3,080,000       $   3,080        $ 207,920      $ (109,126)     $   101,874
                                          =============    ============     ============    ============     ============









--------------------

The accompanying notes are an integral part of these financial statements.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

                FOR THE PERIOD FROM INCEPTION (FEBRUARY 23, 1999)

                              TO SEPTEMBER 30, 1999



Cash Flows from Operating Activities:

   Net loss                                                           $(109,126)
   Adjustment to reconcile net loss to net cash
     used in operating activities:
       Increase in accounts receivable                                      (48)
       Increase in stock subscription receivable                         (1,400)
       Increase in Domain names - available for sale                    (27,577)
       Increase in accounts payable                                      37,806
       Increase in accrued expenses                                       4,694
                                                                     -----------
          Net cash used in operating activities                         (95,651)
                                                                     ----------

Cash Flows from Investing Activities:
   Purchase of Website                                                  (55,555)
          Net cash used in investing activities                         (55,555)

Cash Flows from Financing Activities:
   Proceeds from sale of common stock and stock warrants                200,600
   Proceeds of notes payable                                             38,000
   Proceeds from officers loans                                          21,622
                                                                     -----------
          Net cash provided by investing activities                     260,222
                                                                     -----------
Net Increase in Cash                                                    109,016

Cash - Inception (February 23, 1999)                                  $     -
                                                                            -
                                                                     -----------
Cash - End of Period (September 30, 1999)                              $109,016
                                                                     ===========

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the period for:
     Interest                                                         $     -
     Taxes                                                            $     -
                                                                     ===========

Supplemental Disclosure of Noncash Investing
 and Financing Activities:
     Issuance of common stock and warrants for
      Website purchase                                                $  10,400
                                                                     ===========


--------------------

The accompanying notes are an integral part of these financial statements.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

GOHEALTH.MD, Inc. (the ACompany@), a development stage company, was incorporated under the laws of the State of Delaware on February 23, 1999. GOHEALTH.MD, Inc. will be engaged in providing through the Internet an advertising network and Internet presence for independently-owned health food stores, health care providers and others.

BASIS OF ACCOUNTING

The financial statements of the Company have been prepared on the accrual basis of accounting.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

USE OF MANAGEMENT'S ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

DOMAIN NAMES - AVAILABLE FOR SALE

Domain name - available for sale consists of specific domain names purchased and are valued at the purchase price. When a domain name is sold, the purchase price for that specific name is removed at cost.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company adopted  Statement of Financial  Accounting  Standards No. 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires that if facts and circumstances indicate that the cost of fixed assets or othe assets may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted pre-tax cash flows associated with the asset to the asset's carrying value to determine if a write-down to market value or discounted pre-tax cash flow value would be required.

ADVERTISING AND PROMOTIONAL COSTS

Advertising expenditures of the Company's programs and services are expensed in the period the advertising costs are incurred. Advertising and promotional costs for the period from inception (February 23, 1999) to September 30, 1999 were $24,478.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                                   (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) COMPREHENSIVE INCOME

The Company adopted Statement of Financial  Accounting  Standards No. 130, (SFAS
130) AReporting Comprehensive Income@. This statement establishes rules for the reporting of comprehensive income and its components which require that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities, minimum pension liability adjustments and unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders= equity. The adoption of SFAS 130 had no impact on total stockholders= equity for the period presented in these financial statements.

START-UP ACTIVITIES

The American Institute of Certified Public Accountants recently issued Statement of Position ("SOP") 98-5, "Reporting the Costs of Start-Up Activities." SOP 98-5 requires start-up costs, as defined, to be expensed as incurred and is effective for financial statements for fiscal years after December 15, 1998. The Company currently expenses all start-up costs as incurred and the application of SOP 98-5 will have no material impact on the Company's financial statements.

STOCK-BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, (APB 25) "Accounting for Stock Issued to Employees" in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's employee stock options equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In accounting for options granted to persons other than employees, the provisions of Financial Accounting Standards Board Statement No. 123, (FASB 123) "Accounting for Stock Based Compensation" are applied. In accordance with FASB 123 the fair value of these options are to be estimated at the grant date using the Black- Scholes option pricing model.

INCOME TAXES

The Company follows Statement of Financial  Accounting  Standards No. 109, (SFAS
109) "Accounting for Income Taxes". SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                                   (Continued)


2.  PLAN OF OPERATIONS

GOHEALTH.MD, Inc. is a development stage company and will be engaged in providing through the Internet an advertising network and Internet presence for independently owned health food stores, health care providers and others through an additional website owned by the Company, HEALTHMALL.COM.

GOHEALTH.MD,  Inc. has  marketing  rights to more than 40 domain names (such as:
HERB.MD, NUTRITION.MD, ARTHRITIS.MD, VITAMIN.MD, FAMILY.MD, and SPORTS.MD) in the TLD (top level domain) .MD. A Florida company, Domain Name Trust, acquired the .MD protocol from Moldova, a small European country formerly part of the Soviet Union. Domain Name Trust has been licensed to sell registrations by Moldova in Europe, Canada and other English speaking countries. The country of Moldova benefits economically from this arrangement, receiving $35 for each name sold.

The Company believes that .MD is the first of a new generation of website addresses and it is a natural and intuitive address that makes sense for physicians and those in the broad medical community, as well as those whose personal initials, corporate initials, state of residence (i.e. Maryland), or title (i.e. Managing Director) are the letters .MD.

 .MD is a top level domain (TLD), comparable in purpose to the top level domain .COM, .NET, or .ORG. The Company believes that in the future a top level domain name will no longer be as primitive as the first TLDs. Secondly, the names still available within these domains are finite. Once a name is registered, it is not available to anyone else. Eventually, all of the domains may be taken. .MD was first made available in 1998.

The Company believes it has several advantages over other companies that may be offering a similar product. The Company expects to develop a significant revenue stream over the next three years through the development and marketing of its Internet domain names. The availability of capturing a large physician network (medical doctors, chiropractors, dentists, podiatrists, osteopaths) to view online advertising in exchange for the establishment of websites and hosting services is one of the Company's primary goals. The availability of having tens of thousands of physicians guaranteed viewing the websites establishes the significant potential for advertising revenue. The Company also believes that the same potential exists for the natural health food products market. It is believed that individual health food stores could be provided with a webpage either free of charge or for a nominal fee with free hosting and website design in exchange for guaranteed viewing of certain web pages on a monthly basis. In exchange, the Company could receive advertising revenue for the guaranteed visits to that particular site.

The Company also owns the domains ACCIDENT.MD, ASK.MD and CALL911.MD and believes that management will be able to obtain the necessary funding to commence its planned principal operations during the year 2000.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                                   (Continued)

2.  PLAN OF OPERATIONS (Continued)

The Company is only recently organized and does not have any material assets and has no previous commercial operations, and therefore, there is no history of earnings or operations upon which to judge its future success. To date, the Company has been engaged in the development of its business plan and the preparation and offering of a Private Placement Memorandum. The Company currently has not conducted any significant business nor has the Company signed any definitive agreements with any health food stores, health care providers, or others. Because of its lack of prior operations, assets and industry position, the Company must be considered a development stage enterprise. Consequently, there can be no assurance that viable commercial operations can be achieved or sustained by the Company even if it is successful in raising all of the capital it requires. As a development stage enterprise, the Company is subject to all of the risks inherent in the establishment of a new business, including the absence of a significant operating history, lack of market recognition and limited banking and financial relationships. There can be no assurance that the Company's proposed operations will attract a sufficient customer base to establish viable commercial operations or that it will generate sufficient cash flow to fund the future operations of the Company. The Company's growth strategy is largely dependent on the marketing of its home pages through various marketing media, including but not limited to the Internet.

The market for the Company's products will be characterized by rapidly changing technology and continuing development of customer requirements. The future success of the Company's business will depend in large part upon its ability to develop and market its products at an acceptable cost, develop and market products which meet changing customer needs, and successfully anticipate or respond to technological changes in customer requirements on a cost-effective and timely basis. There can be no assurance that the Company's product development efforts will be successful or that the emergence of new technologies, industry standards or customer requirements will not render the Company's technology or products obsolete or noncompetitive. In addition, to the extent that the Company determines that new technologies or equipment are required to remain competitive, the acquisition and implementation of such technologies and equipment are likely to require significant capital investments by the Company. There can be no assurance that sufficient capital will be available in the future. Operating results can also be significantly adversely affected by the development and introduction of new products or by the establishment of better financed competition.

The Company intends to comply fully with industry rules and regulations. These regulations vary dramatically, from region to region. The Company can make no assurances that it will be able to meet or comply with all the regulatory standards affecting Internet service in every jurisdiction in the world. Furthermore, management cannot predict what changes may occur in such regulations in the future or give any assurances as to the Company's ability to continue its planned operations in light of any such presently unknown changes in regulations applicable to the Company. The Company may be faced with the need to incur substantial legal and professional expenses in an effort to meet the requirements of changing regulatory requirements.

The Company plans an aggressive growth strategy for its clientele and products. There can be no assurance that the Company will be successful in these endeavors. Forces that can contribute to the lack of success in implementing this growth strategy include, among others: (i) regulatory bodies and governmental regulations affecting the Company and its operations, (ii) availability of funding on a timely basis and (iii) functionality. The Company's growth strategy relies on its ability to raise further capital and upon the skills of its management.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                                   (Continued)

3.  NOTES PAYABLE

The following is a summary of the Company's notes payable at September 30, 1999:

   Payable to William Hanna on demand, with interest accrued
     at 5% per annum, unsecured                                          $25,000

   Payable to William Hanna Consultants on March 29, 2000,
     with interest accrued at 5% per annum, unsecured                     10,000

   Payable to William Hanna Consultants on May 2, 2000, with
     interest accrued at 5% per annum, unsecured                           3,000
                                                                       ---------
                                                                         $38,000
                                                                       =========

4.  DUE TO OFFICER

As of September 30, 1999 the Company is indebted to its officer in the amount of $21,622. This is a noninterest bearing loan payable on demand.

5.  PROVISION FOR INCOME TAXES

For the period of inception (February 23, 1999) to September 30, 1999 the Company had a loss of $109,126. No tax expense or benefit has been reported in the financial statements due to the uncertainty of future operations.

6.  COMMON STOCK

The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.001 per share.

The Company issued 3,000,000 shares of Common Stock to the incorporators of the Company for $3,000.

The Company has offered a total of 500 Units at a price of $5,200 per Unit, which were offered on a Abest efforts, all or none@ basis with respect to the first 20 shares of the Company's Common Stock and a detachable warrant entitling the holder to purchase 2,000 shares of Common Stock. The Company is conducting the Offering in such a manner that the Shares will be sold only to certain Accredited Investors as such term is defined in Rule 501 of Regulation D under the Act, and to not more than 35 other nonaccredited investors, and who satisfy any additional requirements of their state of residency. The pricing and the terms of the securities have been arbitrarily determined by the Company and bear no relationship to the Company's assets, book value or results of operations or any other generally accepted criteria of value. The Units are being offered and sold exclusively through the Company by its Officers, as well as the selected dealers, if any, and their officers, directors and employees may purchase the Units on the same terms and conditions as other investors.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                                   (Continued)

6.  COMMON STOCK (Continued)

The minimum subscription price to investors is for $10,400 for 2 units. The Company may, in its sole discretion, accept subscription offers for lesser amounts if deemed to be in the Company's best interest and insofar as permitted by law.

Each Unit Warrant entitles the registered holder thereof to purchase up to 2,000 shares of Common Stock at a price of $2.50 per share (subject to adjustment as described herein) at any time prior to the earlier of (i) May 31, 2003 or (ii) the date that the respective Unit Warrant is redeemed. If the Company is able to complete an initial public offering (AIPO@) of the Common Stock, then beginning 12 months after the IPO, the Unit Warrants will be subject to redemption by the Company at $0.10 per share of the Common Stock that remains, subject each Unit Warrant on thirty (30) days prior written notice if the average closing sales price of the Common Stock over any 10 consecutive trading days equals or exceeds 150% of the IPO price per share of Common Stock.

As of September 30, 1999 and in connection with the private placement, the Company issued 76,000 shares of its Common Stock and 76,000 detachable Warrants and received proceeds of $197,600.

Also, as of September 30, 1999, the Company issued 4,000 Shares and 4,000 Warrants in connection with a website purchase and valued these services at $10,400.

Subsequent to September 30, 1999 and in connection with the private placement, the Company issued additional 22,000 Common Stock shares and 22,000 Warrants and received proceeds of $52,000 and consulting services valued at $5,200.

7.  COMMITMENTS AND CONTINGENCIES

EMPLOYEE STOCK OPTIONS

The Company has reserved a total of 500,000 shares of its Common Stock for grants of incentive stock options to employees. A total of 230,000 options with an exercise price of $.50 per share with terms expiring seven (7) years from the respective dates of the grant have been granted to two employees as of September 30, 1999.

All future grants will have an exercise price above $1.50 per share.

OTHER STOCK OPTIONS

On May 6, 1999 the Company granted 30,000 options to a consulting firm at an exercise price of $.50 per share. These options will have no expiration date and contain two piggyback registration rights.

On May 26, 1999 the Company granted 10,000 options to investment banking consultants at exercise prices of $.50 per share for 5,000 options and $1.00 for 5,000 options. These options contain piggyback registration rights.

On August 27, 1999 the Company granted 20,000 options to a professional consultant. The options, which include piggyback registration rights, are exercisable 10,000 at an exercise price of $1.00 and 10,000 at an exercise price of $1.50.

                                GOHEALTH.MD, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                                   (Continued)

7.  COMMITMENTS AND CONTINGENCIES (Continued)

OTHER STOCK OPTIONS (Continued)

In August 1999 the Company granted to two consultants nonqualified stock options for the right to purchase 175,000 shares of the Company's Common Stock. The options have an exercise price of $1.00 and expire on August 27, 2006 and piggyback registrations rights.

The fair value of the other stock options were estimated according to FASB 123 at the grant dates using the Black Scholes option pricing model and were determined to be immaterial.

GOVERNMENT REGULATION

The Company is subject to local state and federal laws of the jurisdiction that it operates in. The Company also believes that it will be subject to all jurisdictions of its participants and clients.

LITIGATION

The Company is not a party to any litigation, nor to the knowledge of management, is any viable litigation currently threatened against the Company or any of its officers or directors in their capacity as such.

EMPLOYMENT AGREEMENTS

The current officers and directors of the Company have entered into agreements with the Company that state that they will forego salaries until the Company's revenues exceed $1,000,000 or at the discretion of the Board of Directors.

YEAR 2000 ISSUES

The year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failures which could affect an entity's ability to conduct normal business operations. It is not possible that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers or third parties, will be fully resolved. The Company has verified that its significant service providers are currently Year 2000 compliant

8.  MERGER AGREEMENT

On September 30, 1999 the Company entered into a Stock Exchange Agreement and Plan of Merger with Nugget Exploration, Inc. (ANugget@), a publicly held Nevada corporation without current operations and seeking a merger with a corporate entity with planned operations. The agreement provides that at the closing date each issued and outstanding common shares of the Company shall be converted into and exchanged for one fully paid and nonassessable Nugget share.

                                GOHEALTH.MD, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                                   (Continued)

8.  MERGER AGREEMENT (Continued)

In addition, the agreement provided that Nugget would assume all of the Company's rights and obligations under all outstanding stock options and warrants. Upon the closing of the transaction, which was subject to a number of conditions, including shareholder approvals and regulatory requirements, the stockholders of The Company will own approximately 81% of Nugget and therefore have control.

On November 10, 1999 the merger became effective and the stockholders of The Company were issued 3,102,000 shares of Nugget common stock, par value $.01, which resulted in 3,799,117 shares of Nugget common stock outstanding after the merger.

The transaction is expected to be accounted for as a purchase, however, since the stockholders of The Company will own approximately 81% of Nugget outstanding shares and therefore have control, the Company will be deemed to be the acquirer and surviving entity.

9.  SUBSEQUENT EVENTS

On November 16, 1999 the Company entered into a Management Consulting Agreement (AAgreement@) for management consulting, strategic planning and marketing and advisor services. The Agreement requires the Company to compensate the management consulting company $5,000 per month through October 2000, issue to the consultant 300,000 shares of its common stock and requires the Company to issue warrants to the consultant to purchase 500,000 shares of the Company's common stock at exercise prices of $1.00 for the first 100,000 and $2.00 per share for the next 400,000.

In connection with this transaction, the Company will record an expense of $1,050,000 for the 300,000 shares grant and $850,000 for the intrinsic value of the warrants to purchase 500,000 shares of the Company's common stock.

On December 13, 1999 50,000 of the $1.00 warrants were exercised.

On December 22, 1999 the Company issued, in connection with a private placement offering, warrants to purchase 302,000 shares of its common stock at an exercise price of $1.00 per share till December 31, 2002. The warrants were sold for $1.00 per common stock purchase warrants and resulted in the Company receiving proceeds of $302,000. The market price of the Company's common stock at December 22, 1999 was $5.00 and created a beneficial conversion feature to the warrant holders. The Company intends to record $906,000 as a charge in computing net income or loss on common stock.

             SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial data for GoHealth.MD, Inc. ("GoHealth") is based on the historical financial statements of GoHealth and Nugget Exploration, Inc. (collectively with its subsidiaries referred to herein as "Nugget") which appear elsewhere in this Registration Statement and has been prepared on a pro forma basis to give effect to the merger under the purchase method of accounting, as if the transaction had occurred at January 1, 1998 for each operating period presented. The unaudited pro forma information was prepared based upon certain assumptions described below and may not be indicative of results that actually would have occurred had the merger occurred at the beginning of the last full fiscal year presented or of results which may occur in the future. The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the annual and interim financial statements and notes thereto of Nugget and GoHealth appearing elsewhere herein and incorporated by reference into this Registration Statement.

The unaudited pro forma consolidated balance sheet as of September 30, 1999 presents the financial position of Nugget as if the merger had occurred on that date and was prepared utilizing the audited GoHealth balance sheet as of September 30, 1999 and the unaudited Nugget balance sheet as of August 31, 1999. The unaudited pro forma consolidated statement of operations presented, assumes the merger occurred at the beginning of the periods presented. It should not be assumed that Nugget and GoHealth would have achieved the unaudited pro forma consolidated results if they had actually been combined during the periods shown.

The merger is expected to be accounted for as a purchase. The stockholders of GoHealth will receive one share of common stock of Nugget for each share of GoHealth common stock held, resulting in the current stockholders of GoHealth owning approximately 81% of Nugget common stock.

The unaudited pro forma consolidated results are based on estimates and assumptions, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated results are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

The unaudited pro forma combined results should be read in conjunction with the historical consolidated financial statements and notes thereto set forth herein, and other financial information pertaining to GoHealth and Nugget including Management's Discussion and Analysis of Financial Condition and Results of Operations of GoHealth, Management's Discussion and Analysis of Financial Condition and Results of Operations of Nugget and Risk Factors".

                                GOHEALTH.MD, INC.

                 NOTES TO PRO FORMA CONSOLIDATED FINANCIAL DATA

                               SEPTEMBER 30, 1999

On November 10, 1999 GoHealth.MD, Inc. (AGoHealth@) and Nugget Exploration, Inc. (collectively with it's subsidiaries herein referred to as ANugget@ completed their planned Stock Exchange Agreement and Plan of Merger. Under the terms of the Agreement, GoHealth will become a wholly owned subsidiary of Nugget and a wholly owned subsidiary of GoHealth will merge with and into Nugget. Following the merger, GoHealth will be a wholly owned subsidiary of Nugget. The stockholders of GoHealth will receive one share of common stock of Nugget for each share of GoHealth common stock held, resulting in the current stockholders of GoHealth owning approximately 81% of Nugget common stock.

The merger is expected to be accounted for as a purchase. However, since the stockholders of GoHealth will own approximately 81% of Nugget outstanding shares, and therefore have control, they will be deemed to be the acquirer and no step up in basis will be reflected and no goodwill will be recorded by the company.

PRO FORMA ADJUSTMENTS

      1) To record private placement offering proceeds of GoHealth.MD, Inc. subsequent to September 30, 1999 and the issuance of 20,000 shares of common stock, 20,000 warrants to purchase common stock and the receipt of corresponding cash proceeds totaling $52,000.

      2) To record the receipt of stock subscriptions receivable subsequent to September 30, 1999.

      3) To record the issuance of 2,000 shares of common stock and 2,000 warrants to purchase common stock subsequent to September 30, 1999 to a consultant for services valued at $5,200.

      4) On November 16, 1999 the Company entered into a Management Consulting Agreement for management consulting, strategic planning and marketing and advisor services. The Agreement requires the Company to compensate the management consulting company $5,000 per month through October 2000 issue to the consultant 300,000 shares of its common stock and requires the Company to issue warrants to purchase 500,000 shares of the Company's common stock at exercise prices of $1.00 for the first 100,000 and $2.00 per share for the next 400,000. In connection with this transaction, the Company will record an expense of $1,050,000 for the 300,000 shares granted and $850,000 for the intrinsic value of the warrants to purchase 500,000 shares of the Company's common stock

      5) On December 22, 1999 the Company issued, in connection with a private placement offering, warrants to purchase 302,000 shares of its common stock at an exercise price of $1.00 per share until December 31, 2002. The warrants were sold for $1.00 per common stock purchase warrants and resulted in the Company receiving proceeds of $302,000. The market price of the Company's common stock at December 22, 1999 was $5.00 and created a beneficial conversion feature to the warrant holders.

      6) In connection with the transaction described in Note 5, the Compan will record $906,000 as a charge in computing net income or loss on common stock.

      7) To record issuance of 3,102,000 shares of common stock of Nugget to the stockholders of GoHealth and the elimination of Nugget's accumulated deficit as a result of the merger.

                                              GOHEALTH.MD, INC.
                                     PRO FORMA CONSOLIDATED BALANCE SHEET

                                              SEPTEMBER 30, 1999
                                                 (Unaudited)

                                                                 Nugget
                                                GoHealth       Exploration
                                                  .MD,           , Inc.
                                                               August 31,
                                                  Inc.            1999            Pro Forma
                                                Sept. 30,                        Adjustment         Pro Forma
                                                   1999        (Unaudited)             s             Results
                                        -------------------------------------------------------------------------
ASSETS

Current Assets:
   Cash and cash equivalents                    $    109,016   $    3,253       $      1,400(2)     $ 1,669,669
                                                                                      52,000(1)
                                                                                     900,000(4)
                                                                                     604,000(5)
  Accounts receivable                                   48                                                 48
  Stock subscription receivable                      1,400                            (1,400)(2)             0
  Domain names available for                                                                                0
    sale                                            27,577                                             27,577
                                               ===========      ===========     ================     ============
        Total Current Assets                       138,041          3,253          1,556,000         1,697,294


Other Assets - Website Costs                        65,955                                             65,955
                                               ===========      ===========     ===============     ============

                                               $   203,996     $    3,253        $ 1,556,000         1,763,249
                                               ===========      ===========     ===============     ============

LIABILITIES AND STOCKHOLDERS'
  EQUITY

Current Liabilities:

  Notes payable                                $    38,000     $    7,380        $                 $    45,380
  Accounts payable                                  42,500         22,622                               65,122
  Accrued interest                                                  8,906                                8,906
  Due to officers                                   21,622                                              21,622
                                               ===========      ===========     ===============     ============
         Total Current Liabilities                 102,122         38,908                              141,030
                                               ===========      ===========     ===============     ============

Commitments and Contingencies                            0              0                  0                 0

Stockholders' Equity:
  Common stock                                       3,080          6,971                 20(1)         49,001
                                                                                           2(3)
                                                                                       3,000(4)
                                                                                       5,000(4)
                                                                                       3,020(5)
                                                                                      27,908(7)

Additional paid-in-capital                         207,920      3,536,930             51,980(1)      4,493,544
                                                                                       5,198(3)
                                                                                   1,047,000(4)
                                                                                   1,745,000(4)
                                                                                     600,980(5)
                                                                                     906,000(6)
                                                                                  (3,607,464)(7)

Unamortized Consulting Expense                                                    (1,050,000)(4)    (1,900,000)
                                                                                    (850,000)(4)

Retained deficit                                                                      (5,200)(3)
                                                                                    (906,000)(6)
                                                   (109,126)   (3,579,556)           3,579,556(7)   (1,020,326)
                                               =============    ===========     ================    ============
                                                    101,874                           1,556,000      1,622,219
          Total Stockholders' Equity                              (35,655)
                                               ===========      ===========     ================    ============
                                                                                                             0
                                                    203,99                           1,556,00         1,763,24
                                               $         6    $       3,253     $           0     $          9
                                               ===========    =============     ================    ============

--------------------

See notes to Pro Forma Consolidated
Financial Data.

                                                                         GOHEALTH.MD, INC.

                                                      PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                                                                            (Unaudited)

                                             For the Year Ended                For the Three Months Ended August 31, 1999 (Nugget)
                                               May 31, 1999                  For the Four Months Ended September 30, 1999 (GoHealth)
                            ========================================================================================================
                                                 Nugget                                     Nugget
                                GoHealth.MD,   Exploration,    Pro Forma    GoHealth.MD,  Exploration,    Pro Forma      Pro Forma
                                    Inc.          Inc.          Results         Inc.          Inc.       Adjustments      Results
                                -----------   -----------   --------------  -----------   ----------   --------------  ------------
Revenues:
  Ad revenue                   $             $               $              $      48     $             $              $         48
  Domain name sales                    400                           400          900                                           900
  Cost of sales                      (280)                          (280)        (630)                                         (630)
                               -----------    ----------      -----------   -----------   ----------    -----------     ------------
Gross Profit (Loss)                    120                           120          318                                           318
                                -----------   ----------      -----------   -----------   ----------    -----------     ------------
Costs and Expenses:
  General and administrative
    expenses                        20,764      250,304          271,068       88,800         5,288        5,200(3)          99,288
                               -----------   -----------      -----------   -----------   ----------    -----------     ------------
Loss from Operations               (20,644)    (250,304)        (270,948)     (88,482)       (5,288)      (5,200)           (98,970)

Other Income:
  Gain on sale of asset                         588,499          588,499
                               ===========  ============     ============   ===========   ===========   ===========      ===========
Net Income (Loss) before
  Extraordinary Item              (20,644)      338,195          317,551      (88,482)       (5,288)      (5,200)           (98,970)

Gain on Extinguishment
   of Debt                                    1,384,411        1,384,411
Beneficial Conversion Feature
  Series A Warrants/Dividends                                                                           (906,000)(6)       (906,000)
                               -----------  -----------      -----------  -----------     ----------   -----------       -----------

Net Income (Loss) on
  Common Stock                 $  (20,644)  $ 1,722,606   $    1,701,962  $ (88,482)      $  (5,288)  $ (911,200)      $ (1,004,970)
                               ===========  ============    ============ ===========      ===========  ===========       ===========

Net Income (Loss) per Share:
  Basic                                                                   $   (0.03)      $   (0.01)                          (0.21)
                                                                         ===========     ===========                     ===========
  Diluted                                                                $    (0.03)     $    (0.01)                   $      (0.21)
                                                                         ===========     ===========                     ===========
  Basic common shares
    outstanding                                                           3,080,000         697,117                       4,901,117

  Diluted common shares
    outstanding                                                           3,080,000         697,117                       4,901,117

--------------------

See notes to Pro Forma
Consolidated Financial Data.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that we shall, to the fullest extent permitted by the laws of the State of Nevada, as the same may be amended and supplemented, indemnify our officers and directors under said laws, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of security holders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to benefit of the heirs, executors, and administrators of such a person. We have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses of this offering, all of which we will pay:

         SEC Registration Fee.............................................$1,600
         Blue Sky Fees and Expenses....................................... 7,000
         Accounting Fees and Expenses.................................... 15,000
         Legal Fees and Expenses..........................................40,000
         Printing and Engraving Expenses...................................2,500
         Transfer Agent and Registrar Fees and Expenses....................1,000
         Miscellaneous.....................................................5,000

                   Total.................................................$73,000

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

All securities we sold during the last three years without registration under the Securities Act of 1933, as amended (the "Act"), were to accredited investors pursuant to Rule 506 under the Act. No underwriting discounts or commissions were paid in connection with any of these securities.

On June 22, 1998, for $15,100, we issued 48,709 shares of common stock to a designee of Ken W. Kurtz. Ken W. Kurtz is an accredited investor.

MCOM Management Corp. ("MCOM") has received 350,000 shares of our common stock pursuant to a November 16, 1999, Management Consulting Agreement. MCOM agreed to render management consulting, strategic planning and marketing and advisory services in exchange for (i) $5,000 per month through October 2000, (ii) 300,000 shares of our common stock and (iii) warrants to purchase 500,000 shares of our common stock at exercise prices of $1.00 for the first 100,000 shares and $2.00 per share for the next 400,000 shares. On December 13, 1999, MCOM exercised warrants to purchase 50,000 shares of our common stock and tendered $50,000 constituting the $1.00 warrant exercise price. The exercise of such 50,000 shares at $1.00 per share was conducted in lieu of MCOM's agreement to provide us with a $100,000 bridge loan, which was to accrue interest at 10% per annum. MCOM is an accredited investor. We have accounted for this transaction by recording an expense of $1,050,000 for the grant of 300,000 shares and $850,000 for the intrinsic value of the warrants to purchase 500,000 shares of our common stock.

MCOM also acquired 75,000 shares of our common stock in conjunction with its purchase of warrants to purchase 75,000 shares in our private placement of warrants described in the following paragraph. They are the only warrant holder to have exercised the warrants.

Through November 12, 1999-January 11, 2000, we conducted a private placement of warrants to purchase shares of our common stock to the following stockholders. Each of these warrants were purchased for $1.00, have an exercise price of $1.00 per share and expire on December 31, 2002.

Stockholder                           Shares Issuable Upon Exercise of Warrants
-----------                          -----------------------------------------
Martin Ciner                                        20,000
Michael Marks                                       15,000
Scott Hankinson                                    100,000
Marketing Management Professionals                  15,000
Joseph McGowen                                      15,000
Robert Lipinski                                     50,000
Thomas Capato                                       10,000

Frank Casey                                         15,000
Anthony Iancale                                      2,000
Thomas Flynn, Sr.                                    2,000
Thomas Flynn, III                                   10,000
Dawn Polizzi                                         5,000
Anthony Pietrafesa                                  10,000
Mark Keminosh                                        8,000
Joseph DiGaetano                                    25,000
Alexander Zlatnik, M.D.                              2,500

We issued options to purchase shares of our common stock in connection with the GoHealth merger to the following stockholders. They received such options between May 1999 and August 1999 in recognition of services they had rendered to GoHealth. We granted options to purchase the following shares to Gettson and Benn, both of whom are medical professionals, for their assistance in designing and formatting our website to attract other medical professionals. Kishbaugh is an attorney who accepted the options in lieu of payment for the legal services he rendered in connection with our contract with Dr. James Corea, related to the website www.healthyfirst.com. Millennium, Madden & Crooks received the options in consideration for their services regarding the structuring of terms of our private placements. The president of Millennium is the wife of Gary Crooks. These options are exercisable at prices ranging from $0.50 to $1.50, with the exception of the options held by Harvey Benn and Frank Gettson, which have an exercise price of $1.00 per share, but which price is subject to a fair market value revision. The options held by Millennium, Crooks, and Madden expire in May 2006, while Kishbaugh's options expire in June 2006, and Benn and Gettson's options expire in July 2009. The options to purchase shares of our common stock contained the same terms as the option holders received from GoHealth.

Stockholder                           Shares Issuable Upon Exercise of Options
-----------                           ----------------------------------------
Millennium Consulting, Inc                          30,000
Gary Crooks                                          5,000
John Madden                                          5,000
Harvey Benn                                        150,000
Frank Gettson                                       25,000
J. Eric Kishbaugh                                   20,000

We issued to the following persons unregistered shares of our common stock in connection with the GoHealth Merger. All of these entities initially received shares of GoHealth's common stock. These shareholders were the founders of GoHealth and received the following 3,000,000 shares at GoHealth's par value, $0.001 per share, or $3,000.


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



Sandra Vernon                                    2,000,000
William Hanna                                      500,000
Kevin O'Donnell                                    500,000

On February 23, 1999, GoHealth granted two of its executive officers, Kevin O'Donnell and William Hanna, incentive stock options to each purchase 115,000 shares of its common stock with an exercise price of $0.50 per share. These options expire on February 23, 2006. Pursuant to the Merger, we assumed the rights and obligations of GoHealth regarding all of its option agreements. Therefore, we constructively issued replacement options to O'Donnell and Hanna.

The remainder of securities we issued without registration under the Act within the past three years were also pursuant to the GoHealth Merger. These stockholders received the same amount of shares of our common stock and warrants to purchase shares of our common stock as they had received shares of GoHealth's common stock and warrants to purchase GoHealth's common stock pursuant to a private placement conducted between February 1999 and November 1999. Pursuant to this private placement, GoHealth offered units at a price of $5,200 per unit, with each unit entitling an investor to 2000 shares of GoHealth's common stock and a warrant entitling the holder to purchase 2,000 shares of Common Stock at $2.50 per share (subject to adjustment), at any time prior to September 30, 2003. We issued to each such stockholder a warrant to purchase shares of common stock on the same terms as were received from GoHealth. A total of 51 units, or 102,000 shares of GoHealth's common stock and 102,000 warrants to purchase shares of GoHealth's common stock, were issued in this private placement, with GoHealth receiving (i) proceeds of $249,600 for 96,000 shares and warrants, (ii) Internet website assets valued at $10,400 for 4,000 shares and warrants (2,000 shares and warrants were issued to Moiz Balkhi and 2,000 shares and warrants were issued to Market Management Professionals, Inc. in separate transactions for separate assets), (iii) consulting services rendered by William Bromley, a doctor of chiropractic, in connection with his assistance in the design and format of our website, valued at $5,200 for 2,000 shares and warrants.

Shareholder                                        Number of Shares and Warrants
-----------                                        -----------------------------
Robert Deacon, Sr.                                           2,667
Robert Deacon, Jr.                                           2,667
Frank Casey                                                  4,000
Albert DiPasquale, M.D.                                      2,000
Thomas Flynn, III, Esq.                                      4,000
Scott Hankinson, M.D.                                        4,000
Marc Kahn, M.D.                                              4,000
Michael Marks, Esq.                                          4,000
Joseph McGowan, Jr., Esq.                                    2,000
Mullica Hill-Family Practice                                 4,000
Anthony Pietrafesa                                           2,666
Moiz Balkhi                                                  2,000
Market Management Professionals, Inc.                        2,000

Alexander Zlatnik, MD                                        4,000
J. Erik Kishbaugh, Esq.                                     12,000
Martin Ciner                                                 2,000
Harvey Benn, D.O.                                           10,000
Frank J. Gettson, D.C.                                      10,000
Market Management Professionals, Inc.                        2,000
Robert Lipinski                                              2,000
Thomas Capato                                                2,000
Joseph DiGaetano                                             2,000
Mark Keminosh, D.C.                                          4,000
William Bromley, D.C.                                        2,000
Anthony Iancale                                              2,000
Dawn Polizzi                                                 4,000
Thomas Flynn, M.D.                                           4,000


ITEM 27.          EXHIBITS

Number            Description

2.1* Stock  Exchange  Agreement and Plan of Merger dated  September 30, 1999, by
     and  between  Nugget   Exploration,   Inc.,   Nugget  Holding  Company  and
     GoHealth.MD, Inc.

3.1* Articles of Incorporation of Nugget Exploration, Inc.

3.2* By-Laws of Nugget Exploration, Inc.

3.3* Articles of Incorporation of GoHealth.MD, Inc.

3.4* By-Laws of GoHealth.MD, Inc.

4.1* Management  Consulting Agreement dated November 1999, by and between Nugget
     Exploration, Inc. and MCOM Management Corp.

4.2* Stock Option  Agreement dated August 27, 1999, by and between  GoHealth.MD,
     Inc. and Harvey Benn

4.3* Stock Option  Agreement dated August 27, 1999, by and between  GoHealth.MD,
     Inc. and Frank Gettson.

4.4* Stock Option Agreement dated May 7, 1999, by and between GoHealth.MD,  Inc.
     and Millennium Consulting, Inc.

4.5* Stock Option Agreement dated May 26, 1999, by and between GoHealth.MD, Inc.
     and Gary Crooks

4.6* Stock Option Agreement dated May 26, 1999, by and between GoHealth.MD, Inc.
     and John Madden

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



4.7* Stock Option  Agreement  dated June 12, 1999,  by and between  GoHealth.MD,
     Inc. and J. Eric Kishbaugh

4.8* Master  Series A Warrant  dated  October 1,  1999,  by and  between  Nugget
     Exploration, Inc. and various entities as described in recent sales of unregistered securities.

4.9* Master Unit Warrant dated  November 12, 1999,  by and between  GoHealth.MD,
     Inc. and various entities as described in recent sales of unregistered securities.

4.10 Stock Option Agreement dated February 23, 1999, by and between GoHealth.MD, Inc., and Kevin O'Donnell

4.11 Stock Option Agreement dated February 23, 1999, by and between GoHealth.MD, Inc., and William Hanna

5.1* Opinion of Kevin S. Woltjen, P.C.

10.1* $10,000 Note dated March 29,  1999,  by and between  GoHealth.MD, Inc. and
      William Hanna Consultants, Inc.

10.2* $25,000 Note dated April 26,  1999,  by and between  GoHealth.MD, Inc. and
      William Hanna.

10.3* $3,000 Note dated May 2,1999, by and between GoHealth.MD, Inc. and William
     Hanna Consultants, Inc.

10.4*Contract of Sale dated April 26, 1999,  and between  GoHealth.MD,  Inc. and
     Robert H. Savar.

10.5*Contract of Sale dated April 26,  1999,  by and between  GoHealth.MD,  Inc.
     and Computerized Professional Enrichment Services Contract of Sale.

10.6*Independent  Reseller  Agreement  dated  March  22,  1999,  by and  between
     GoHealth.MD, Inc. and Domain Name Trust, Inc.

10.7*Agreement  dated  November 16, 1999, by and between  GoHealth.MD,  Inc. and
     Domain Name Trust, Inc.

10.8*Agreement  dated May 5,  1999,  by and  between  GoHealth.MD,  Inc.  and PR
     Newswire.

10.9*Agreement  dated  December 13, 1999, by and between  GoHealth.MD,  Inc. and
     Company X t/a James Corea's Vita-Labs.

10.10* Consulting  Agreement dated August 23, 1999, by and between  GoHealth.MD,
     Inc. and Frank Gettson.

10.11* Consulting  Agreement dated August 23, 1999, by and between  GoHealth.MD,
     Inc. and Harvey Benn.

10.12*  Consulting  Agreement  dated  November  30, 1998 by and  between  Nugget
     Exploration, Inc. and Ken W. Kurtz, incorporated herein by reference from the Company's previous filings.

10.13* Financial Consulting Agreement dated March 5, 1998, by and between Nugget
     Exploration, Inc. and Park Street Investments, Inc.

21.1* List of subsidiaries

23.1* Consent of Jones, Jensen & Co.

23.2* Consent of Samuel Klein & Co.

23.3* Consent of Kevin S. Woltjen, P.C.



*        All exhibits referenced are included herewith.

ITEM 28.          UNDERTAKINGS

(A)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i)     Include any prospectus required by section 10(a)(3) of
                           the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e):

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f):

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.



                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cherry Hill, State of New Jersey, on this______ day of January 2000.

                                             Nugget Exploration, Inc.

                                             By: _/s/_________________
                                             Dr. Leonard Vernon
                                             Title: President


                                POWER OF ATTORNEY

The undersigned directors and officers of Nugget Exploration, Inc. hereby constitute and appoint Dr. Leonard Vernon, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or his substitute, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                            TITLE                          DATE

___/s/_Leonard Vernon_____      President, Director            January 13, 2000
Dr. Leonard Vernon

___/s/_William Hanna______      Vice President, Assistant      January 13, 2000
William Hanna                      Secretary & Director

                                                 INDEX TO EXHIBITS

EXHIBIT

NO.     PAGE       DESCRIPTION

2.1*     58      Stock Exchange Agreement and Plan of Merger dated September 30,
                 1999, by and   between Nugget Exploration, Inc., Nugget Holding
                 Company and GoHealth.MD, Inc.

3.1*     78      Articles of Incorporation of Nugget Exploration, Inc.

3.2*     86      By-Laws of Nugget Exploration, Inc.

3.3*     96      Articles of Incorporation of GoHealth.MD, Inc.

3.4*     97      By-Laws of GoHealth.MD, Inc.

4.1*     107     Management  Consulting  Agreement  dated November  1999, by and between Nugget Exploration, Inc. and MCOM Management Corp.

4.2*     111     Stock Option Agreement  dated August  27, 1999, by  and between
                 GoHealth.MD, Inc. and Harvey Benn

4.3*     121     Stock Option Agreement dated August 27, 1999,  by  and  between
                 GoHealth.MD, Inc. and Frank Gettson.

4.4*     131     Stock  Option  Agreement  dated  May  7,  1999,  by and between
                 GoHealth.MD, Inc. and Millennium Consulting, Inc.

4.5*     140     Stock  Option  Agreement  dated  May 26, 1999,  by and  between
                 GoHealth.MD, Inc. and Gary Crooks

4.6*     149     Stock  Option  Agreement  dated  May 26, 1999, by  and  between
                 GoHealth.MD, Inc. and John Madden

4.7*     158     Stock  Option  Agreement  dated  June 12, 1999,  by and between
                 GoHealth.MD, Inc. and J. Eric Kishbaugh

4.8*     167     Master Series A  Warrant  dated November, 1999, by and between
                 Nugget Exploration,   Inc. and various entities as described in
                 recent sales of unregistered securities.

4.9*     175      Master Unit Warrant dated November,  1999,  by  and  between
                 GoHealth.MD, Inc. and various entities as described in recent sales of unregistered securities.

4.10     181     Stock Option Agreement dated February 23, 1999, by and between
                 GoHealth.MD, Inc., and Kevin O'Donnell

4.11     187     Stock Option Agreement dated February 23, 1999, by and between
                 GoHealth.MD, Inc., and William Hanna

5.1*     193     Opinion of Kevin S. Woltjen, P.C.

10.1*    194     $10,000 Note dated March 29, 1999, by and between  GoHealth.MD,
                 Inc. and William Hanna Consultants, Inc.

10.2*    197     $25,000 Note dated  April 26, 1999, by and between GoHealth.MD,
                 Inc. and William Hanna.

10.3*    200     $3,000 Note dated May 2, 1999, by and between GoHealth.MD, Inc.
                 and William Hanna Consultants, Inc.

10.4*    203     Contract of Sale dated April 26, 1999, and between GoHealth.MD,
                 Inc. and Robert H. Savar.

10.5*    210     Contract   of  Sale   dated  April  26, 1999,  by  and  between
                 GoHealth.MD,  Inc.  and  Computerized Professional  Enrichment
                 Services Contract of Sale.

10.6*   216       Independent  Reseller  Agreement dated  March 22, 1999, by and between  GoHealth.MD, Inc. and Domain Name Trust, Inc.

10.7*   218       Agreement dated November 16, 1999, by and between GoHealth.MD,
                  Inc. and Domain Name Trust, Inc.

10.8*   219       Agreement dated May 5, 1999, by and between GoHealth.MD, Inc.
                  and PR Newswire.

10.9*   220       Agreement dated December 13, 1999, by and between GoHealth.MD
                  Inc. and  Company X t/a James Corea's Vita-Labs.

10.10*  224       Consulting  Agreemen  dated  August  23,  1999, by and between
                  GoHealth.MD, Inc. and Frank Gettson.

10.11*  226       Consulting Agreement  dated  August 23,  1999,  by and between
                  GoHealth.MD, Inc. and Harvey Benn.

10.12*  228       Consulting  Agreement  dated  November 30, 1998 by and between
                  Nugget Exploration, Inc. and Ken W. Kurtz.

10.13*  231       Financial  Consulting  Agreement  dated  March 5, 1998, by and between Nugget Exploration, Inc. and Park Street Investments,
                   Inc.

21.1*   236       List of subsidiaries

23.1*   237       Consent of Jones, Jensen & Co.

23.2*   238       Consent of Samuel Klein & Co.

23.3*   239       Consent of Kevin S. Woltjen, P.C.



All exhibits referenced are included herewith.